                                                             EXHIBIT 10(viii)(a)

                      CONFORMED THROUGH TWELFTH AMENDMENT



                               CREDIT AGREEMENT


                                BY AND BETWEEN


                       DAISY MANUFACTURING COMPANY, INC.


                                      AND


                        FIRST BANK NATIONAL ASSOCIATION



                         DATED AS OF DECEMBER 29, 1993

                               TABLE OF CONTENTS


ARTICLE I        DEFINITIONS AND ACCOUNTING TERMS............................  1

Section 1.1   Defined Terms.................................................   1
Section 1.2   Accounting Terms and Calculations.............................  20
Section 1.3   Computation of Time Periods...................................  20
Section 1.4   Other Definitional Terms......................................  20

ARTICLE II       TERMS OF THE CREDIT FACILITIES.............................  21

Section 2.1   Lending Commitments...........................................  21
Section 2.2   Procedure for Loans...........................................  22
Section 2.3   Notes.........................................................  25
Section 2.4   Conversions and Continuations.................................  26
Section 2.5   Interest Rates, Interest Payments and Default Interest........  27
Section 2.6   Repayment.....................................................  30
Section 2.7   Prepayments...................................................  31
Section 2.8   Letters of Credit.............................................  33
Section 2.9   Procedures for Letters of Credit..............................  33
Section 2.10  Terms of Letters of Credit....................................  33
Section 2.11  Agreement to Repay Letter of Credit Drawings..................  34
Section 2.12  Obligations Absolute..........................................  34
Section 2.13  Increased Cost for Letters of Credit..........................  35
Section 2.14  Optional Reduction of Commitments or
               Termination of Commitments...................................  35
Section 2.15  Loans to Cover Unpaid Drawings................................  36
Section 2.16  Commitment Fees and Facility Fees.............................  36
Section 2.17  Letter of Credit Fees.........................................  37
Section 2.18  Computation...................................................  38
Section 2.19  Payments......................................................  38
Section 2.20  Revolving Commitment Ending Date and Extension................  38
Section 2.21  Use of Loan Proceeds..........................................  38
Section 2.22  Interest Rate Not Ascertainable, Etc..........................  39
Section 2.23  Increased Cost................................................  40
Section 2.24  Illegality....................................................  41
Section 2.25  Capital Adequacy..............................................  41
Section 2.26  Funding Losses; Fixed Rate Advances...........................  41
Section 2.27  Discretion of Bank as to Manner of Funding....................  41

ARTICLE III      CONDITIONS PRECEDENT.......................................  42

Section 3.1   Conditions of Initial Loans and Letter of Credit..............  42
Section 3.2   Conditions Precedent to all Loans and Letters of Credit.......  45

ARTICLE IV       REPRESENTATIONS AND WARRANTIES.............................  46

Section 4.1   Organization, Standing, Etc...................................  46
Section 4.2   Authorization and Validity....................................  46
Section 4.3   No Conflict; No Default.......................................  47
Section 4.4   Government Consent............................................  47
Section 4.5   Financial Statements and Condition............................  47
Section 4.6   Litigation....................................................  48
Section 4.7   Environmental, Health and Safety Laws.........................  48
Section 4.8   ERISA.........................................................  49
Section 4.9   Federal Reserve Regulations...................................  49
Section 4.10  Title to Property; Leases; Liens; Subordination...............  49
Section 4.11  Taxes.........................................................  49
Section 4.12  Trademarks, Patents...........................................  50
Section 4.13  Burdensome Restrictions.......................................  50
Section 4.14  Force Majeure.................................................  50
Section 4.15  Investment Company Act........................................  50
Section 4.16  Public Utility Holding Company Act............................  50
Section 4.17  Retirement Benefits...........................................  50
Section 4.18  Full Disclosure...............................................  50
Section 4.19  Subsidiaries..................................................  51
Section 4.20  Solvency......................................................  51

ARTICLE V        AFFIRMATIVE COVENANTS......................................  51

Section 5.1   Financial Statements and Reports..............................  51
Section 5.2   Corporate Existence...........................................  53
Section 5.3   Insurance.....................................................  53
Section 5.4   Payment of Taxes and Claims...................................  53
Section 5.5   Inspection....................................................  53
Section 5.6   Maintenance of Properties.....................................  54
Section 5.7   Books and Records.............................................  54
Section 5.8   Compliance....................................................  54
Section 5.9   Notice of Litigation..........................................  54
Section 5.10  ERISA.........................................................  54
Section 5.11  Environmental Matters; Reporting..............................  55
Section 5.12  Interest Rate Protection......................................  58
Section 5.13  Accounts......................................................  59
Section 5.14  Post Closing Matters..........................................  59

ARTICLE VI       NEGATIVE COVENANTS.........................................  62

Section 6.1  Merger.........................................................  63
Section 6.2  Sale of Assets.................................................  63
Section 6.3  Plans..........................................................  64
Section 6.5  Subsidiaries...................................................  64
Section 6.6  Negative Pledges...............................................  64

Section 6.7   Restricted Payments...........................................  64
Section 6.8   Capital Expenditures..........................................  65
Section 6.9   Subordinated Debt.............................................  65
Section 6.10  Investments...................................................  66
Section 6.11  Indebtedness..................................................  67
Section 6.12  Liens.........................................................  67
Section 6.13  Contingent Liabilities........................................  68
Section 6.14  Net Worth.....................................................  68
Section 6.18  Loan Proceeds.................................................  69

ARTICLE VII      EVENTS OF DEFAULT AND REMEDIES.............................  69

Section 7.1   Events of Default.............................................  69
Section 7.2   Remedies......................................................  72
Section 7.3   Offset........................................................  72

ARTICLE VIII     MISCELLANEOUS..............................................  73

Section 8.1   Modifications.................................................  73
Section 8.2   Expenses......................................................  73
Section 8.3   Waivers, etc..................................................  73
Section 8.4   Notices.......................................................  73
Section 8.5   Taxes.........................................................  74
Section 8.6   Successors and Assigns; Disposition of Loans; Transferees.....  74
Section 8.7   Confidentiality of Information................................  74
Section 8.8   Governing Law and Construction................................  75
Section 8.9   Consent to Jurisdiction.......................................  75
Section 8.10  Waiver of Jury Trial..........................................  76
Section 8.11  Survival of Agreement.........................................  76
Section 8.12  Indemnification...............................................  76
Section 8.13  Captions......................................................  77
Section 8.14  Entire Agreement..............................................  77
Section 8.15  Counterparts..................................................  77
Section 8.16  Borrower Acknowledgements.....................................  77

                               LIST OF EXHIBITS


Exhibit 1.1(a) Formula For Borrowing Base
Exhibit 1.1(b) Borrowing Base Certificate
Exhibit 1.1(c) Capital Expenditure Term Note
Exhibit 1.1(d) Collateral Assignment Of Patents
Exhibit 1.1(e) Collateral Assignment Of Trademarks
Exhibit 1.1(f) Combination Mortgage, Security Agreement, Assignments Of Rents
               And Leases And Fixture Financing Statement
Exhibit 1.1(g) Revolving Note
Exhibit 1.1(h) Security Agreement
Exhibit 1.1(i) Term Note
Exhibit 1.1(j) List Of Management Stock And Options And Current Stock Ownership
Exhibit 1.1(k) Overline Revolving Note
Exhibit 2.21 Amounts Outstanding And Wire Instructions With Respect To Amounts To Be Paid With Loan Proceeds
Exhibit 3.1(a) Environmental Certification And Indemnification
Exhibit 3.1(b) Matters To Be Covered By Opinion Of Counsel To The Borrower
Exhibit 5.1(d) Form Of Compliance Certificate
Exhibit 6.11   Existing Indebtedness
Exhibit 6.12   Existing Liens

                                                                EXHIBIT 10(viii)

                      CONFORMED THROUGH TWELFTH AMENDMENT

                               CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of December 29, 1993, is by and between DAISY MANUFACTURING COMPANY, INC., a Delaware corporation (the "Borrower"), and FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                   ARTICLE I
                                   ---------

                       DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     "Accumulated Contribution Requirement": As of any date of determination, the aggregate principal amount of Charter Oak Contribution Requirements with respect to which Charter Oak has not made payment to the Borrower or the Bank or delivered a Charter Oak Letter of Credit (other than the 1997 Charter Oak Letter of Credit) and that consequently has not been converted to Charter Oak Contributions. The 1997 Charter Oak Letter of Credit, and any Charter Oak Letter of Credit that expired on or before April 1, 1997, shall be deemed not to have reduced the Accumulated Contribution Requirement. Except as provided in the next sentence, any Charter Oak Contribution Requirement (beginning with the Charter Oak Contribution Requirement with respect to the fiscal quarter ended December 31, 1995) with respect to a fiscal quarter shall continue to be included in the Accumulated Contribution Requirement until such time as it is converted to a Charter Oak Contribution, even if the relevant fiscal quarter is no longer included in computations of the Fixed Charge Coverage Ratio. The Accumulated Contribution Requirement shall be reduced dollar for dollar by the amount of each prepayment made to the Bank pursuant to Section 2.7(a)(ii) out of the proceeds of the asset sales and other actions described in Section 5.17, up to a maximum reduction of $7,272,000 (which is the aggregate amount of Charter Oak Contribution Requirements for all periods ending on or prior to December 31,
1996).[Tenth Amendment]

     "Accumulated Distribution Rights": As of any date of determination, the amount by which the aggregate principal amount of all Charter Oak Distribution Rights, determined for each fiscal quarter of the Borrower to have ended prior to the date of determination, exceeds the amount of Restricted Payments that have been paid to Charter Oak. [Seventh Amendment]

     "Adjusted Capital Expenditures": (i) For purposes of computing Fixed Charge Coverage Ratio or Cash Flow Leverage Ratio for any period ending at a time other than a fiscal year end, the lesser of actual Capital Expenditures during the relevant period or $750,000; and (ii) for purposes of computing Fixed Charge Coverage Ratio or Cash Flow Leverage Ratio for any period ending on a fiscal year end, all Capital Expenditures during the relevant period that have not been financed with term financing.

     "Adjusted CD Rate": With respect to each Interest Period applicable to a CD Rate Advance, the sum (rounded upward, if necessary, to the next one hundredth of one percent) of (a) the rate per annum obtained by dividing (i) the CD Rate as of the first day of the Interest Period, by (ii) 1.00 minus the Domestic Reserve Percentage, plus (b) the annual rate most recently estimated by the Bank as the then current net annual assessment rate payable by the Bank to the Federal Deposit Insurance Corporation (or any successor) for insuring time deposits made in Dollars at the Bank's domestic offices, plus (c) the cost (converted to an equivalent rate per annum) of customary brokerage fees incurred by the Bank in obtaining funds by the sale of its negotiable certificates of deposit.

     "Adjusted Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

     "Advance": Any portion of the outstanding Brass Eagle Loan, Capital Expenditure Term Loans, Revolving Loans, Overline Revolving Loans or Term Loan by the Bank as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a CD Rate Advance, a Eurodollar Rate Advance or a Reference Rate Advance; provided however, that Overline Revolving Loans may be obtained and maintained only as Reference Rate Advances. [Twelfth Amendment]

     "Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent of more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

     "Applicable Margin":  Except as provided in the next sentence, shall mean:

          (a)  With respect to Revolving Loans:

               (i) Reference Rate Advances -- 1.0%, or

               (ii) Eurodollar Rate Advances -- 2.5%; and

          (b)  With respect to Overline Revolving Loans -- 3.0%

For so long as the 1997 Charter Oak Letter of Credit is in force and has not been drawn on, the "Applicable Margin" with respect to Revolving Loans for the lesser of (i) the amount outstanding under the Revolving Note or (ii) the amount available to be drawn under the 1997 Charter Oak Letter of Credit shall mean, with respect to:

     (x) Reference Rate Advances -- 0%, or

     (y) Eurodollar Rate Advances -- 1.5%.  [Twelfth Amendment]

     "Applicable Term Margin":  With respect to:

          (a) Reference Rate Advances -- 1.0%.

          (b) CD Rate Advances -- 2.5%.

          (c) Eurodollar Rate Advances -- 2.5%.

     "Bank":  As defined in the opening paragraph hereof.

     "BankAmerica Letter of Credit": Letter of Credit No. 75195, in the amount of $300,000, dated December 29, 1993, issued by the Bank for the account of the Borrower and for the benefit of BankAmerica Business Credit, Inc., and any amendments, modifications or extensions thereof.

     "Board": The Board of Governors of the Federal Reserve System or any successor thereto.

     "Borrower":  As defined in the opening paragraph hereof.

     "Borrower Loan Documents": This Agreement, the Notes and the Security Documents.

     "Borrowing Base": As determined in accordance with the formula set forth in Exhibit 1.1(a) hereto.

     "Borrowing Base Certificate": A certificate in the form of Exhibit 1.1(b) hereto.

     "Borrowing Base Deficiency: At the time of any determination, the amount, if any, by which Total Revolving Outstandings exceed the Borrowing Base.

     "Brass Eagle": Brass Eagle Inc., an Ontario business corporation.[Fifth Amendment]

     "Brass Eagle Assets": All assets owned by Brass Eagle and used in the manufacture of paint guns or parts therefor, including but not limited to all equipment, inventory and intellectual property.[Fifth Amendment]

     "Brass Eagle Loan":  As defined in Section 2.1.[Fifth Amendment]

     "Brass Eagle Loan Commitment": The agreement of the Bank to make a Term Loan to the Borrower in the amount specified in Section 2.1 upon the terms and subject to the conditions of this Agreement.[Fifth Amendment]

     "Brass Eagle Note":  A promissory note of the Borrower in the form of
Exhibit 1.1(m) attached hereto.[Fifth Amendment]

     "Brass Eagle Sale Documents": Collectively, an Asset Purchase Agreement between Brass Eagle, as Seller, and the Borrower, as Purchaser, with respect to the Brass Eagle Assets, including but not limited to all exhibits thereto; the Brass Eagle Seller Note; a security agreement granting Brass Eagle a security interest in the Brass Eagle Assets to secure the Brass Eagle Seller Note; any related financing statements or other documents; and any amendments, modifications or extensions thereof.[Fifth Amendment]

     "Brass Eagle Seller Note": a non-interest bearing promissory note in the amount of $2,500,000 or less from the Borrower to Brass Eagle, providing for annual payments of principal in the amounts of $1,000,000, $1,000,000 and $500,000 or less.[Fifth Amendment]

     "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

     "Capital Expenditure Term Loan":  As defined in Section 2.1.

     "Capital Expenditure Term Loan Commitment": The agreement of the Bank to make Capital Expenditure Term Loans to the Borrower in the aggregate principal amount specified in Section 2.1 upon the terms and subject to the conditions of this Agreement.

     "Capital Expenditure Term Loan Commitment Fees":  As defined in Section
2.16.

     "Capital Expenditure Term Loan Date": The date of the making of any Capital Expenditure Term Loan hereunder.

     "Capital Expenditure Term Note": A promissory note of the Borrower in the form of Exhibit 1.1(c) hereto.

     "Capital Expenditures": For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect (including expenditures for nonrecurrent tangible assets such as software).

     "Capitalized Lease": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

     "Capitalized Lease Obligations": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.
13).

     "Cash Flow Leverage Ratio":  For any period of determination, the ratio of
(a) the sum of the aggregate principal amount outstanding of all Capitalized Lease Obligations and Total Indebtedness that bears interest, but with respect to any period ending on or after March 31, 1996, minus the aggregate principal amount outstanding under the Revolving Note in excess of $4,000,000, to (b) EBITDA, minus the sum of tax expense, Interest Expense and Capital Expenditures not financed with term financing (except in the case of the determination of the Cash Flow Leverage Ratio for the period ending on June 30 1994, when only the sum of tax expense and Interest Expense shall be subtracted from EBITDA), in each case determined for said period in accordance with GAAP.[Third Amendment]

     "CD Rate": With respect to any CD Rate Advance for any Interest Period applicable thereto (a) the rate per annum for negotiable certificates of deposit having a maturity comparable to the Interest Period for the related CD Rate Advance as such rate is released by the Board as reported on page 120 (or other applicable page) of the Telerate Systems, Inc. screen under the heading "Certs of Deposit" on the first day of such Interest Period; but if by 1:00 p. m. (Minneapolis time) on such day no such rate is reported, then (b) the arithmetic average per annum dealer bid rate (rounded upward, if necessary, to the next higher one hundredth of one percent) determined by the Bank without mark-up on the basis of quotations received by the Bank from three certificate-of-deposit dealers of recognized standing (or if such quotations are unavailable, then on the basis of other sources reasonably selected by the Bank) as of such day for the purchase at face value of negotiable certificates of deposit of the Bank denominated in U.S. dollars having a maturity comparable to such Interest Period and in an amount approximately equal to the Advance to which such Interest Period is to apply.

     "CD Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Adjusted CD Rate.

     "Change of Control": The occurrence, after the Closing Date, of any of the following circumstances: (a) Charter Oak not owning, directly or indirectly, 51% of all securities of the Borrower entitled to vote in the election of directors; or (b) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 10% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (c) during any period of up to twelve consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of the Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Borrower (other than by reason of death, disability or scheduled retirement); or (d) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing 10% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; provided, however that no acquisition of any of the shares described on Exhibit 1.1(j) attached hereto by the relevant Person described on
Exhibit 1.1(j) attached hereto shall constitute a Change in Control.

     "Charter Oak":  Charter Oak Partners, a Connecticut limited partnership.

     "Charter Oak Contributions":  For any period of determination, the sum of
(i) all cash contributions to the Borrower's capital made by Charter Oak during such period (but not including any amount received by the Borrower prior to September 21, 1995), (ii) all cash proceeds received by the Borrower from Charter Oak in exchange for any preferred or common stock or subordinated debt during such period (but only if the terms of such preferred or common stock or subordinated debt were approved by the Bank, in its sole and unlimited discretion, prior to the issuance thereof, and not including any amount received by the Borrower prior to September 21, 1995) and (iii) the amount by which the aggregate amount available to be drawn under any Charter Oak Letters of Credit held by the Bank increased during such period and all proceeds of any drawing under a Charter Oak Letter of Credit received by the Bank during such period. [Seventh Amendment]

     "Charter Oak Contribution Requirement": Subject to the remainder of this definition, for any fiscal quarter, an amount sufficient, when included in the numerator of the calculation of Fixed Charge Coverage Ratio for the four consecutive fiscal quarters ending on the last day of such fiscal quarter, along with the Charter Oak Contribution Requirements (if any) for the three previous fiscal quarters, to cause the Fixed Charge Coverage Ratio to be at least 1:1.
If a Charter Oak Contribution Requirement is included in the calculation of Fixed Charge Coverage Ratio for a fiscal quarter pursuant to the preceding sentence, then the same Charter Oak Contribution Requirement shall be included with respect to that fiscal quarter for each subsequent calculation of Fixed Charge Coverage Ratio for any period of determination that includes such fiscal quarter. If the Charter Oak Maintenance Agreement has expired or otherwise been terminated in accordance with its terms, then the Charter Oak Contribution Requirement for any fiscal quarter ending on or after such date of expiration or termination shall be zero for purposes of computing the Fixed Charge Coverage Ratio (but this sentence shall not affect Charter Oak's obligation to make Charter Oak Contributions with respect to the Accumulated Contribution Requirement).[Fifth Amendment]

     "Charter Oak Distribution Rights": Subject to the next sentence, at any time, an amount equal to the remainder of the aggregate principal amount of all Charter Oak Contributions made on or prior to the date of determination, minus all previous payments or distributions on account thereof. Notwithstanding the previous sentence, the Charter Oak Distribution Rights for any fiscal quarter shall not exceed the amount, if any, by which

(i) the remainder of EBITDA for the period of four consecutive fiscal quarters ending on the last day of the relevant fiscal quarter, minus the sum of Capital Expenditures not financed with term financing and tax expense during the period of four consecutive fiscal quarters ending on the last day of the relevant fiscal quarter, minus Charter Oak Distribution Rights for the three fiscal quarters immediately preceding the relevant fiscal quarter, exceeds

(ii) Interest Expense and all required principal payments with respect to Total Indebtedness (including but not limited to all payments with respect to Capitalized Lease Obligations, but excluding any principal payments with respect to the obligations listed in Section 2.21 hereof), all determined for the period of four consecutive fiscal quarters ending on the last day of the relevant fiscal quarter.

If a Charter Oak Distribution Right is included in the calculation of Fixed Charge Coverage Ratio for a fiscal quarter pursuant to the preceding sentence, then the same Charter Oak Distribution Right shall be included with respect to that fiscal quarter for each calculation of Fixed Charge Coverage Ratio for any period of determination that includes such fiscal quarter.[Fifth Amendment]

     "Charter Oak Guaranty": That certain Guaranty dated September 21, 1995, from Charter Oak to the Bank, of up to $1,000,000.00 of the amounts outstanding under the Brass Eagle Note.[Fifth Amendment]

     "Charter Oak Letter of Credit": An irrevocable letter of credit delivered to the Bank, issued for the account of Charter Oak and for the benefit of the Bank, issued by a bank, and in form and substance, satisfactory to the Bank in its sole and unlimited discretion. Without limiting the Bank's absolute discretion to impose additional requirements, each Charter Oak Letter of Credit must have an expiration date no sooner than 15 days after the Revolving Commitment Ending Date and the Bank must be able to draw under each Charter Oak Letter of Credit upon the occurrence of any Event of Default under Section 7.1(a), (f), (g) or (h) or if the

Charter Oak Letter of Credit is scheduled to expire within 15 days and no extension or replacement satisfactory to the Bank has been provided. [Seventh Amendment]

     "Charter Oak Maintenance Agreement": That certain Amended and Restated Maintenance Agreement dated as of May 13, 1997 from Charter Oak to, and accepted by, the Bank.[Tenth Amendment]

     "Closing Date": Any Business Day between the date of this Agreement and January 31, 1994 selected by the Borrower for the making of the Term Loan or the first Revolving Loan or Capital Expenditure Term Loan hereunder; provided, that all the conditions precedent to the obligation of the Bank to make such Loan, as set forth in Article III, have been, or, on such Closing Date, will be, satisfied. The Borrower shall give the Bank not less than two Business Days prior notice of the day selected as the Closing Date.

     "Code":  The Internal Revenue Code of 1986, as amended.

     "Collateral Assignments": Collectively, a Collateral Assignment of Patents and a Collateral Assignment of Trademarks from the Borrower to the Bank, in the forms of Exhibits 1.1(d) and 1.1(e) respectively.

     "Commitment Fees": The Revolving Commitment Fees, the Overline Revolving Commitment Fees and the Capital Expenditure Term Loan Commitment Fees. [Twelfth Amendment]

     "Commitments": The Brass Eagle Loan Commitment, the Capital Expenditure Term Loan Commitment, the Revolving Commitment, the Overline Revolving Commitment and the Term Loan Commitment. [Twelfth Amendment]

     "Contingent Obligation": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

     "Default": Any event which, with the giving of notice (whether such notice or otherwise) or lapse of time, or both, would constitute an Event of Default.

     "Domestic Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Bank, in respect of new non-personal time deposits in dollars having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The rate of interest applicable to any outstanding CD Rate Advance shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

     "EBITDA": For any period of determination, the net income of the Borrower before deductions for income taxes, Interest Expense, depreciation and amortization, all as determined in accordance with GAAP.

     "Eligible Equipment": With respect to any request for a Capital Expenditure Term Loan, any new manufacturing equipment purchased by the Borrower within the fiscal year during which the request was made which is a replacement for or similar to manufacturing equipment used in the Borrower's manufacturing processes as of the Closing Date, or any other new or used equipment purchased by the Borrower and deemed acceptable by the Bank in its sole and unlimited discretion.

     "Environmental Assessments": Any inspection or review for the purpose of determining whether the Borrower complies with Environmental Laws and whether there exists any condition or circumstance which requires or may require a clean-up, removal, or other remedial action under Environmental Laws or on the part of the Borrower which includes, without limitation, on site inspections, review of site geology, sampling and analysis of environmental media, air samples, testing of tanks, review of permits, compliance records and regulatory correspondence, interviews with the Borrower and regulatory agencies, and reviewing operations, plans, procedures and historical operations by the Borrower.

     "Environmental Certificate": The Environmental Certification and Indemnification delivered pursuant to Section 3.1(a)(xvii).

     "Environmental Law or Laws": All federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or degradation of the environmental or hazardous substances, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Toxic Substances Control Act, the Federal Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Safe Drinking Water Act and the regulations adopted and publications promulgated pursuant thereto, all as amended.

     "ERISA":  The Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     "Eurodollar Business Day": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

     "Eurodollar Rate": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Bank in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance to which such Interest Period is to apply as determined by the Bank and for a maturity comparable to the Interest Period; provided, that in lieu of determining the rate in the foregoing manner, the Bank may substitute the per annum Eurodollar interest rate (LIBOR) for United States dollars displayed on the Reuters Screen LIBO page two Eurodollar Business Days prior to the first day of such Interest Period. "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service) for the purpose of displaying Reuters interbank offered rates of major banks for United States dollar deposits. [Seventh Amendment]

     "Eurodollar Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

     "Eurodollar Reserve Percentage": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Bank, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Event of Default":  Any event described in Section 7.1.

     "Fixed Charge Coverage Ratio": For any period of determination, the ratio of:

     (a) (i) EBITDA, plus (ii) Charter Oak Contribution Requirements, minus
     (iii) Capital Expenditures not financed with term financing, minus (iv) tax expense, minus (vi) Charter Oak Distribution Rights, to

     (b) Interest Expense and all required principal payments with respect to Total Indebtedness (including but not limited to all payments with respect to Capitalized Lease Obligations, but excluding any prepayments of the Term Loan required by Section 2.7(a)), plus any prepayments on the Brass Eagle Seller Note (other than any prepayments made out of proceeds of the casualty loss or sale of all or any portion of the Brass Eagle Assets), in each case determined for said period in accordance with GAAP (except that:
(x) Charter Oak Contribution Requirements and Charter Oak Distribution Rights will be determined in accordance with the definitions thereof, and (y) for any determination of Fixed Charge Coverage Ratio for a period ending on or before September 30, 1996, there shall be added to EBITDA an amount equal to the lesser of: (i) $4,580,000; (ii) the sum of (1) noncash loss on asset impairment of up to $3446,000, (2) noncash LIFO reserve increase of up to $258,000, (3) noncash postretirement health care plan amendment of up to $294,000, (4) noncash adjustment for prepaid litigation costs related to NCR as of December 31, 1994 of up to $283,000, and (5) noncash increase in reserve for warranty claims and customer promotions of up to $299,000, all to the extent such losses, adjustments or reserves were suffered or taken during the relevant period; or
(iii) the amount of the noncash losses and adjustments, and restructuring and early retirement reserves, described in clauses (1) through (5) above as shown on the audited financial statements delivered pursuant to Section 5.1(a) with respect to the Borrower's fiscal year ended December 31, 1995). [Seventh Amendment]

     "Fixed Charge Coverage Ratio (Unadjusted)": For any period of determination, the ratio of:

     (a) (i) EBITDA, minus (ii) Capital Expenditures not financed with term financing, minus (iii) tax expense,

     to

     (b) Interest Expense and all required principal payments with respect to Total Indebtedness (including but not limited to all payments with respect to Capitalized Lease Obligations, but excluding any prepayments of the Term Loan required by Section 2.7(a)), plus any prepayments on the Brass Eagle Seller Note (other than any prepayments made out of proceeds of the casualty loss or sale of all or any portion of the Brass Eagle Assets), in each case determined for said period in accordance with GAAP.[Tenth]

     "Fixed Rate Advance":  A CD Rate Advance or a Eurodollar Rate Advance.

     "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

     "Holding Account": A deposit account belonging to the Bank into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Bank and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Bank in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Bank for its customers.

     "Immediately Available Funds": Funds with good value on the day and in the city in which payment is received.

     "Indebtedness": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person.

     "Interest Bearing Debt": That portion of Total Indebtedness with respect to which interest is paid or accrues. [Seventh Amendment]

     "Interest Expense": For any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrower, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers' acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP.

     "Interest Period": (a) With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending twelve or any lesser integral number of months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

         (1) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

         (2) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

         (3) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date, and any Interest Period applicable to an Advance under any of the Brass Eagle Loan, any Capital Expenditure Term Loan or the Term Loan that would otherwise end after the scheduled maturity of such Loan shall end on such maturity.

     (b) With respect to each CD Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending any integral multiple of 30 days thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; provided that:

         (1) Any Interest Period that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

         (2) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Revolving Commitment Ending Date shall end on the Revolving Commitment Ending Date, and any Interest Period applicable to an Advance under any of the Brass Eagle Loan, any Capital Expenditure Term Loan or the Term Loan that would otherwise end after the scheduled maturity of such Loan shall end on such maturity.

Interest Periods shall be selected so that the installment payments on the Brass Eagle Note, the Capital Expenditure Term Note and the Term Note can be paid without having to pay a Eurodollar Rate Advance or a CD Rate Advance prior to the last day of the Interest Period applicable thereto. No Interest Period may end after the date the final payment of principal is due under the relevant Note.[Fifth Amendment]

     "Investment": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

     "Letter of Credit": An irrevocable letter of credit issued by the Bank pursuant to this Agreement for the account of the Borrower. The BankAmerica Letter of Credit shall be deemed to be a Letter of Credit for all purposes of this Agreement, notwithstanding its issuance prior to the Closing Date.

     "Letter of Credit Fee":  As defined in Section 2.17.

     "Leverage Ratio": At the time of any determination, the ratio of (a) (i) Total Indebtedness minus (ii) the Borrower's contingent obligations with respect to letters of credit (if any) that are included within Total Indebtedness but are not liabilities as determined in accordance with GAAP to (b) Net Worth. {Seventh Amendment]

     "Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

     "Loan": The Brass Eagle Loan, a Revolving Loan, an Overline Revolving Loan, a Capital Expenditure Term Loan or the Term Loan. [Twelfth Amendment]

     "Loan Documents":  This Agreement, the Notes and the Security Documents.

     "Mortgage": That certain Combination Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Financing Statement from the Borrower to the Bank in the form of Exhibit 1.1(f).

     "Multiemployer Plan":  A multiemployer plan, as such term is defined in
Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing
Date) for employees of the Borrower or any ERISA Affiliate.

     "Net Worth": As of any date of determination, the sum of the amounts set forth on the balance sheet of the Borrower as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Borrower (excluding treasury stock).

     "1997 Charter Oak Letter of Credit": A Charter Oak Letter of Credit in the amount of $10,650,000, with an expiration date on or after February 16, 1998.[Tenth Amendment]

     "Note": The Capital Expenditure Term Note, the Overline Revolving Note, the Revolving Note, the Term Note or the Brass Eagle Note. [Twelfth Amendment]

     "Obligations": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Borrower Loan Document, in all cases whether now existing or hereafter arising or incurred.

     "Overline Revolving Commitment": The obligation of the Bank to make Overline Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Overline Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement. [Twelfth Amendment]

     "Overline Revolving Commitment Amount": $2,500,000, as the same may be reduced from time to time pursuant to Section 2.7(a)(ii) or Section 2.14. [Twelfth Amendment]

     "Overline Revolving Commitment Fees": As defined in Section 2.16.b [Twelfth Amendment]

     "Overline Revolving Loan":  As defined in Section 2.1.  [Twelfth Amendment]

     "Overline Revolving Loan Date": The date of the making of any Overline Revolving Loan hereunder. [Twelfth Amendment]

     "Overline Revolving Note": A promissory note of the Borrower in the form of Exhibit 1.1 (k) hereto. [Twelfth Amendment]

     "Overline Termination Date": The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Overline Revolving Commitment is terminated pursuant to Section 7.2 hereof or (c) the date on which the Overline Revolving Commitment Amount is reduced to zero pursuant to Section 2.14 hereof. [Twelfth Amendment]

     "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

     "Person": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan": Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

     "Prohibited Transaction":  The respective meanings assigned to such term in
Section 4975 of the Code and Section 406 of ERISA.

     "Rate Protection Agreement" Any interest rate swap, cap or option agreement, or any other agreement between the Borrower and the Bank pursuant to which the Borrower hedges interest rate risk with respect to a portion of its floating interest rate financing. The Bank has no obligation to provide any Rate Protection Agreement to the Borrower, the Bank shall enter into Rate Protection Agreements (if at all) in the Bank's sole and unlimited discretion and the Bank's entry into one or more Rate Protection Agreements shall not be deemed to obligate the Bank to provide any other Rate Protection Agreements. [Seventh Amendment]

     "Rate Protection Obligations" The liabilities, indebtedness and obligations of the Borrower, if any, to the Bank under a Rate Protection Agreement.[Fourth Amendment]

     "Reference Rate": The rate of interest from time to time publicly announced by the Bank as its "reference rate." The Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

     "Reference Rate Advance": An Advance with respect to which the interest rate is determined by reference to the Reference Rate.

     "Regulatory Change": Any change which becomes effective after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reportable Event": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

     "Restricted Payments": With respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly, other than any distributions described on Exhibit 1.1(j) hereto.

     "Revolving Commitment": The obligation of the Bank to make Revolving Loans to, and issue Letters of Credit for the account of, the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

     "Revolving Commitment Amount": $25,000,000, as the same may be reduced from time to time pursuant to Section 2.7(a)(ii) or Section 2.14.[Tenth Amendment]

     "Revolving Commitment Ending Date":  As defined in Section 2.20.

     "Revolving Commitment Fees":  As defined in Section 2.16.

     "Revolving Loan":  As defined in Section 2.1.

     "Revolving Loan Date": The date of the making of any Revolving Loan hereunder.

     "Revolving Note":  A promissory note of the Borrower in the form of Exhibit
1.1 (g) hereto.

     "Rogers Property": The Borrower's land, buildings and other improvements in Rogers, Arkansas, which property is subject to the Mortgage.

     "Security Agreement": A Security Agreement in the form of Exhibit 1.1 (h) attached hereto, pursuant to which the Borrower grants the Bank a first priority perfected security interest in all current and non-current assets of the Borrower, including but not limited to all accounts receivable, chattel paper, instruments, inventory, machinery, equipment, fixtures, patents and general intangibles now or hereafter owned by the Borrower, wherever located.

     "Security Documents": The Collateral Assignments, the Mortgage and the Security Agreement.

     "Solvent": With respect to any Person, that as of any date of determination, (i) the then fair saleable value of the assets of such Person is
(a) greater than the then total amount of liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person and (b) greater than the amount that will be required to pay such Person's probable liability on such Person's then existing debts as they become absolute and matured, (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (iii) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due.

     "Subordinated Debt": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Bank has approved in writing prior to the creation of such Indebtedness, or
(b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that the Bank has approved as Subordinated Debt in a writing delivered by the Bank to the Borrower on or prior to the Closing Date.

     "Subsidiary": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

     "Termination Date": The earliest of (a) the Revolving Commitment Ending Date, (b) the date on which the Revolving Commitment is terminated pursuant to
Section 7.2 hereof or (c) the date on which the Revolving Commitment Amount is reduced to zero pursuant to Section 2.14 hereof.

     "Term Loan":  As defined in Section 2.1.

     "Term Loan Commitment": The agreement of the Bank to make a Term Loan to the Borrower in the amount specified in Section 2.1 upon the terms and subject to the conditions of this Agreement.

     "Term Note":  A promissory note of the Borrower in the form of Exhibit 1.1
(i) hereto.

     "Total Indebtedness": At the time of any determination, the amount of all obligations, liabilities and indebtedness of the Borrower as determined in accordance with GAAP.

     "Total Revolving Outstandings": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Advances outstanding under the Revolving Note on such date, (b) the aggregate face amount of Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date. [Seventh Amendment]

     "Unpaid Drawing":  As defined in Section 2.11.

     "Unused Capital Expenditure Term Loan Commitment": As of any date of determination, the amount by which the Capital Expenditure Term Loan Commitment Amount exceeds the total principal amount of all Capital Expenditure Term Loans outstanding on such date.

     "Unused Overline Revolving Commitment": As of any date of determination, the amount by which the Overline Revolving Commitment Amount exceeds the outstanding principal amount of all Overline Revolving Loans on such date. [Twelfth Amendment]

     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

     Section 1.4 Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".

                                  ARTICLE II
                                  ----------

                        TERMS OF THE CREDIT FACILITIES

                          Part A --  Terms of Lending
                          ---------------------------

     Section 2.1 Lending Commitments. On the terms and subject to the conditions hereof, the Bank agrees to make the following lending facilities available to the Borrower:

         2.1 (a) Revolving Credit. (i) A revolving credit facility available as loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the Revolving Commitment Amount. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Reference Rate Advances or Eurodollar Rate Advances. [Twelfth Amendment]

         (ii) A revolving credit facility available as loans (each, an "Overline Revolving Loan" and, collectively the "Overline Revolving Loans") to the Borrower on a revolving basis from time to time to the Overline Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided that (A) no Overline Revolving Loan will be made until such time that, and no Overline Revolving Loan shall be maintained unless, the Total Revolving Outstandings equal the Revolving Commitment Amount, and (B) no Overline Revolving Loan will be made in any amount which, after giving effect thereto, would cause the outstanding principal amount of all Overline Revolving Loans to exceed the Overline Revolving Commitment Amount. Overline Revolving Loans may be obtained and maintained only as Reference Rate Advances. [Twelfth Amendment]

         2.1 (b) Term Loan. A term loan (the "Term Loan") from the Bank to the Borrower on the Closing Date in the amount of $13,000,000. The Term Loan and any portion of the balance thereof (in minimum amounts of $100,000, or, if more, in integral multiples thereof) may be made, maintained, continued and converted to Reference Rate Advances, CD Rate Advances or Eurodollar Rate Advances as the Borrower may elect in its notice of borrowing, continuation or conversion.

         2.1 (c) Capital Expenditure Term Loans. A credit facility available as loans (each, a "Capital Expenditure Term Loan" and, collectively, the "Capital Expenditure Term Loans") to the Borrower on a nonrevolving basis at any time and from time to time from the Closing Date to the third anniversary of the Closing Date, during which period the Borrower may borrow in accordance with the provisions hereof, provided, that no Capital Expenditure Term Loan will be made in any amount which would: (i) exceed 75% of the cost of the Eligible Equipment purchased with the proceeds of the Capital Expenditure Term Loan, or (ii) cause the aggregate original principal amount of all Capital Expenditure Term Loans to exceed $1,200,000 (the "Capital Expenditure Term Loan Commitment"). Capital Expenditure Term Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Reference Rate Advances, Eurodollar Rate Advances or CD Rate Advances.[Third Amendment]

         2.1 (d) Brass Eagle Loan. A term loan (the "Brass Eagle Loan") from the Bank, available to the Borrower on any Business Day during the period beginning on and including September 21, 1995 and ending on and including October 31, 1995, in the amount of up to $2,000,000. The Brass Eagle Loan and any portion of the balance thereof (in minimum amounts of $100,000, or, if more, in integral multiples thereof) may be made, maintained, continued and converted to Reference Rate Advances, CD Rate Advances or Eurodollar Rate Advances as the Borrower may elect in its notice of borrowing, continuation or conversion.[Fifth Amendment]

Notwithstanding any provision hereof, this Agreement, the Capital Expenditure Term Loan Commitment and the Revolving Commitment shall terminate and the Bank shall have no obligation hereunder if the Term Loan hereunder has not been made by January 31, 1994, provided, however, that the obligations of the Borrower under Section 8.2 shall survive any such termination.

     Section 2.2  Procedure for Loans.

         2.2 (a) Procedure for Revolving Loans. (i) On the Closing Date, the Borrower shall be deemed to have requested a Revolving Loan in an amount equal to the remainder of (x) the sum of the amounts specified on Exhibit 2.21, minus (y) the amount of the Term Loan. The first $2,500,000 of the initial Revolving Loan shall be made as a Eurodollar Advance with an Interest Period of three months, and the balance (if any) of the initial Revolving Loan shall be made as a Reference Rate Advance. Any subsequent request by the Borrower for a Revolving Loan hereunder shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than 1:00 P. M. (Minneapolis time) two Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loan is requested as a Eurodollar Rate Advance and not later than 1:00 P.M. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loan is requested as a Reference Rate Advance. Each request for a Revolving Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loan the applicable conditions specified in Article III have been and will be satisfied. Each request for a Revolving Loan hereunder shall specify (i) the requested Revolving Loan Date, (ii) the amount of the Revolving Loan to be made on such date which shall be in a minimum amount of $50,000 or, if more, an integral multiple of $25,000 in excess thereof, (iii) whether such Revolving Loan is to be funded as a Reference Rate Advance or Eurodollar Rate Advance, and (iv) in the case of a Fixed Rate Advance, the duration of the initial Interest Period applicable thereto. Without in any way limiting the Borrower's obligation to confirm in writing any telephone request for a Revolving Loan hereunder, the Bank may rely on any such request which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Bank's record of the terms of such telephone request. Unless the Bank determines that any applicable condition specified in
     Article III has not been satisfied, the Bank will make available to the Borrower at the Bank's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 P.M. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loan, other than the initial Revolving Loan, which shall be made available as provided in Section 2.2(b).

         (ii) Any request by the Borrower for an Overline Revolving Loan hereunder shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than 1:00 P. M. (Minneapolis time) on the requested Overline Revolving Loan Date. Each request for an Overline Revolving Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Overline Revolving Loan Date and after giving effect to the requested Overline Revolving Loan the applicable conditions specified in
     Article III have been and will be
     satisfied. Each request for an Overline Revolving Loan hereunder shall specify (A) the requested Overline Revolving Loan Date, (B) the amount of the Overline Revolving Loan to be made on such date which shall be in a minimum amount of $50,000 or, if more, an integral multiple of $25,000 in excess thereof, and (C) that the Total Revolving Outstandings then equal the Revolving Commitment Amount. Without in any way limiting the Borrower's obligation to confirm in writing any telephone request for an Overline Revolving Loan hereunder, the Bank may rely on any such request which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Bank's record of the terms of such telephone request. Unless the Bank determines that any applicable condition specified in
     Article III has not been satisfied, the Bank will make available to the Borrower at the Bank's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 P.M. (Minneapolis time) on the requested Overline Revolving Loan Date the amount of the requested Overline Revolving Loan. [Twelfth Amendment]

         2.2 (b) Procedure for Term Loan. On the Closing Date, the Borrower shall be deemed to have requested the Term Loan, as a Eurodollar Rate Advance with an Interest Period of seven months. Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make the proceeds of the Term Loan and the initial Revolving Loan available to the Borrower by wiring the amount thereof to the payees, and in the amounts, designated on Exhibit 2.21 on the Closing Date.

         2.2 (c) Procedure for Capital Expenditure Term Loans. Any request by the Borrower for a Capital Expenditure Term Loan hereunder shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than 1:00 P. M. (Minneapolis time) two Eurodollar Business Days prior to the requested Capital Expenditure Term Loan Date if the Capital Expenditure Term Loan is requested as a Eurodollar Rate Advance and not later than 1:00 P.M. (Minneapolis time) on the requested Capital Expenditure Term Loan Date if the Capital Expenditure Term Loan is requested as a CD Rate Advance or Reference Rate Advance. Each request for a Capital Expenditure Term Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Capital Expenditure Term Loan Date and after giving effect to the requested Capital Expenditure Term Loan the applicable conditions specified in Article III have been and will be satisfied. Each request for a Capital Expenditure Term Loan hereunder shall specify (i) the requested Capital Expenditure Term Loan Date, (ii) the amount of the Capital Expenditure Term Loan to be made on such date which shall be in a minimum amount of $50,000 or, if more, an integral multiple of $25,000 in excess thereof, (iii) whether such Capital Expenditure Term Loan is to be funded as a Reference Rate Advance, Eurodollar Rate Advance or CD Rate Advance, (iv) in the case of a Fixed Rate Advance, the duration of the initial Interest Period applicable thereto, (v) the Eligible Equipment to be financed with the proceeds of such Capital Expenditure Term Loan, and
     (vi) the cost of such Eligible Equipment, and be accompanied by a copy of the invoice for such

     Eligible Equipment, evidence of the delivery to and acceptance by the Borrower of such Eligible Equipment, and proof of payment of the seller of such Eligible Equipment. Without in any way limiting the Borrower's obligation to confirm in writing any telephone request for a Capital Expenditure Term Loan hereunder, the Bank may rely on any such request which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Bank's record of the terms of such telephone request. Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make available to the Borrower at the Bank's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 3:00 P.M. (Minneapolis time) on the requested Capital Expenditure Term Loan Date the amount of the requested Capital Expenditure Term Loan.

         2.2 (d) Procedure for Brass Eagle Loan. The Borrower shall request the Brass Eagle Loan in writing, or by telephone promptly confirmed in writing, and such request must be given so as to be received by the Bank not later than 1:00 P. M. (Minneapolis time) two Eurodollar Business Days prior to the requested date of disbursement if the Brass Eagle Loan is requested as a Eurodollar Rate Advance and not later than 1:00 P.M. (Minneapolis time) on the requested date of disbursement if the Brass Eagle Loan is requested as a CD Rate Advance or Reference Rate Advance. Each request for a Brass Eagle Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested date of disbursement and after giving effect to the requested Brass Eagle Loan the applicable conditions specified in Article III have been and will be satisfied. Each request for a Brass Eagle Loan hereunder shall specify (i) the requested date of disbursement, (ii) the amount of the Brass Eagle Loan to be made on such date which shall be in a minimum amount of $50,000 or, if more, an integral multiple of $25,000 in excess thereof, (iii) whether such Brass Eagle Loan is to be funded as a Reference Rate Advance, Eurodollar Rate Advance or CD Rate Advance, (iv) in the case of a Fixed Rate Advance, the duration of the initial Interest Period applicable thereto, and (v) wire transfer instructions for Brass Eagle. Without in any way limiting the Borrower's obligation to confirm in writing any telephone request for a Brass Eagle Loan hereunder, the Bank may rely on any such request which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Bank's record of the terms of such telephone request. Only a single advance shall be made under the Brass Eagle Loan. Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make the proceeds of the Brass Eagle Loan available to the Borrower by wiring the amount thereof to Brass Eagle, pursuant to wire instructions to be provided by the Borrower.[Fifth Amendment]

     Section 2.3 Notes. All Revolving Loans shall be evidenced by a single Revolving Note in the amount of $25,000,000. All Overline Revolving Loans shall be evidenced by a single Overline Revolving Note in the amount of $2,500,000. The Brass Eagle Loan shall be evidenced by a Brass Eagle Note payable to the order of the Bank in the principal amount of $2,000,000. The Term Loan shall be evidenced by a Term Note payable to the order of the Bank in the principal amount of the Term Loan. The Capital Expenditure Term Loans shall be evidenced by a single Capital Expenditure Term Note payable to the order of the Bank in a principal amount equal to the original Capital Expenditure Term Loan Commitment. The Bank shall enter in its ledgers and records the amount of the Brass Eagle Loan, the Term Loan and each Revolving Loan, Overline Revolving Loan and Capital Expenditure Term Loan, and the various Advances made, converted or continued and the payments made thereon, and the Bank is authorized by the Borrower to enter on a schedule attached to its Brass Eagle Note, Term Note, Revolving Note, Overline Revolving Note or Capital Expenditure Term Note, as appropriate, a record of such Brass Eagle Loan, Term Loan, Revolving Loans, Overline Revolving Loans, Capital Expenditure Term Loans, Advances and payments; provided, however that the failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events: (i) the principal amount owing by the Borrower in respect of the Revolving Note shall be the aggregate amount of all Revolving Loans made by the Bank, less all payments of principal thereof made by the Borrower; (ii) the principal amount owing by the Borrower in respect of the Overline Revolving Note shall be the aggregate amount of all Overline Revolving Loans made by the Bank, less all payments of principal thereof made by the Borrower; (iii) the principal amount owing by the Borrower in respect of the Term Note shall be the aggregate amount of the Term Loan less all payments of principal thereof made by the Borrower; (iv) the principal amount owing by the Borrower in respect of the Capital Expenditure Term Note shall be the aggregate amount of all Capital Expenditure Term Loans made by the Bank less all payments of principal thereof made by the Borrower; and (v) the principal amount owing by the Borrower in respect of the Brass Eagle Note shall be the aggregate amount of the Brass Eagle Loan made by the Bank less all payments of principal thereof made by the Borrower. At any time when the Charter Oak Guaranty is outstanding and a Default or Event of Default exists, the Bank may apply any payments made by the Borrower, and/or the proceeds of any or all collateral or security for the Borrower's obligations to the Bank, to the Obligations other than the Brass Eagle Note and the Brass Eagle Loan if the Bank so elects, in its sole and unlimited discretion, and notwithstanding any instructions to the contrary from the Borrower. [Twelfth Amendment]

     Section 2.4 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Reference Rate Advances, Eurodollar Rate Advances or CD Rate Advances, or to continue a Eurodollar Rate Advance or a CD Rate Advance as such; provided, however that a Eurodollar Rate Advance or a CD Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto, no Advance may be converted or continued as a Eurodollar Rate Advance or a CD Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion, and no Advance constituting a part of the Revolving Loans may be converted to a CD Rate Advance. Advances may be converted to, or continued as, Eurodollar Rate Advances or CD Rate Advances only in amounts of $100,000 or an integral multiple of $25,000 in excess thereof. The Borrower shall give the Bank written notice of any continuation or conversion of any Advance and such notice must be given so as to be received by the Bank not later than 1:00 P.M. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, a Eurodollar Rate Advance and not later than 1:00 P.M. (Minneapolis time) on the date of the requested continuation of a CD Rate Advance or conversion to a CD Rate Advance or Reference Rate Advance. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances or CD Rate Advances,
(ii) a Eurodollar Business Day in the case of conversions to or continuations as Eurodollar Advances, and (iii) a Business Day in the case of continuations as CD Rate Advances or conversions to CD Rate Advances or Reference Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances or CD Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Bank of the continuation of any Eurodollar Rate Advance or CD Rate Advance or of the conversion of a Eurodollar Rate Advance to a CD Rate Advance or vice versa within the time required by this Section, such Advance shall, on the last day of the Interest Period applicable thereto, automatically be converted into a Reference Rate Advance of the same principal amount.

     Section 2.5  Interest Rates, Interest Payments and Default Interest.

         2.5(a) The Revolving Loans. (i) Subject to Subsection 2.5 (c) below, interest shall accrue and be payable on the Advances constituting part of the Revolving Loans as follows:

             (A) Each Eurodollar Rate Advance outstanding under the Revolving Note shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (1) the Adjusted Eurodollar Rate for such Interest Period, plus
         (2) the Applicable Margin.

             (B) Each Reference Rate Advance outstanding under the Revolving Note shall bear interest on the unpaid principal amount thereof at a varying rate per annum, calculated on a daily basis, equal to the sum of (1) the Reference Rate then in effect, plus (2) the Applicable Margin.

             (C) Any Advance not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full (1) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and
         (2) otherwise, at a rate per annum, calculated on a daily basis, equal to the sum of the Reference Rate then in effect, plus the Applicable Margin, plus 2.0%.

             (D) Interest shall be payable (1) with respect to each Eurodollar Rate Advance, on the last day of the Interest Period applicable thereto and on the last day of each month ending during that Interest Period;
         (2) with respect to any

         Reference Rate Advance, on the last day of each month; (3) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (4) with respect to all Advances, on the Termination Date; provided that interest under Section 2.5 (a)(i)(C) shall be payable on demand.

         (ii) Subject to Subsection 2.5(c) below, interest shall accrue and be payable on the Advances constituting part of the Overline Revolving Loans as follows:

             (A) Each Advance outstanding under the Overline Revolving Note shall bear interest on the unpaid principal amount thereof at a varying rate per annum, calculated on a daily basis, equal to the sum of (A) the Reference Rate then in effect, plus (B) the Applicable Margin.

             (B) Any Advance not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum, calculated on a daily basis, equal to the sum of the Reference Rate then in effect, plus the Applicable Margin, plus 2.0%.

             (C) Interest shall be payable on the last day of each month, upon any permitted prepayment (on the amount prepaid), and on the Overline Termination Date; provided that interest under Section 2.5(a)(ii)(B) shall be payable on demand. [Twelfth Amendment]

         2.5(b) The Brass Eagle Loan, the Term Loan and the Capital Expenditure Term Loans. Subject to Subsection 2.5 (c) below, interest shall accrue and be payable on the Advances constituting part of the Brass Eagle Loan, the Term Loan or the Capital Expenditure Term Loans as follows:

         (i) Each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted Eurodollar Rate for such Interest Period, plus (B) the Applicable Term Margin.

         (ii) Each CD Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted CD Rate for such Interest Period, plus (B) the Applicable Term Margin.

         (iii) Each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum, calculated on a daily basis, equal to the sum of (A) the Reference Rate then in effect, plus (B) the Applicable Term Margin.

         (iv) Any Advance not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full (A) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (B) otherwise, at a rate per annum, calculated on a daily basis, equal to the sum of (1) the Reference Rate then in effect, plus (2) 2.0%.

         (v) Interest shall be payable (A) with respect to each Eurodollar Rate Advance and each CD Rate Advance, on the last day of the Interest Period applicable thereto and on the last day of each month ending during that Interest Period; (B) with respect to any Reference Rate Advance, on the last day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances, on the scheduled maturity date of the relevant Note; provided that interest under Section 2.5 (b) (iv) shall be payable on demand.[Fifth Amendment]

         2.5 (c) Performance Pricing. If and only if each of the following conditions is satisfied:

         (i) The Borrower's Cash Flow Leverage Ratio for a fiscal year, computed based on the audited financial statements delivered to the Bank pursuant to Subsection 5.1 (a), was less than 3.5 to 1.0;

         (ii) There were no Revolving Loans outstanding for 30 consecutive days or more during the fiscal year described in clause (i) above;

         (iii)   The Borrower's Net Worth is $16,700,000 or more; and

         (iv)    No Default or Event of Default exists;

then interest calculated under any of Subsections 2.5 (a)(i)(A) and (B), 2.5
(a)(ii)(A) and (B) and 2.5 (b)(i), (ii) and (iii) shall be reduced by one quarter of one percent (0.25%) per annum. If the Borrower satisfies clauses (i) through (iv) above and subsequently fails to satisfy clause (iii) and (iv) at any time, or fails to satisfy clauses (i) and (ii) with respect to any subsequent fiscal year, the Borrower shall not be entitled to a reduction in interest rates from the date of such failure until the Borrower again satisfies all of clauses (i) through (iv) above.

     Section 2.6  Repayment.

     (a)(i) The unpaid principal of the Revolving Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date..

     (ii) The unpaid principal of the Overline Revolving Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Overline Termination Date.

     (iii) All repayments of principal pursuant to this Section 2.6(a) shall be applied first to the unpaid principal of the Overline Revolving Note, and then to the unpaid principal of the Revolving Note. [Twelfth Amendment]

     (b) The principal of the Term Loan shall be payable in six installments, payable on each January 31 beginning in 1995 and ending in 2000, as follows:


               1995:              $1,500,000
               1996:              $1,800,000
               1997:              $2,400,000
               1998:              $2,400,000
               1999:              $2,400,000
               2000:              $2,500,000

and any other amount then remaining unpaid with respect to the Term Loan.[Fifth Amendment]

     (c) On January 31 of each of 1995, 1996 and 1997, the aggregate principal amount of all Capital Expenditure Term Loans made during the period ending on that January 31 and beginning on the immediately preceding February 1 (except that the first such period shall begin on the Closing Date) that remain outstanding shall be amortized under a straight line amortization schedule with quarterly principal payments and any final maturity of up to five years chosen by the Borrower. This may result in three separate payment schedules, and the final maturity of amounts advanced during the year ending on January 31, 1997 may be as late as January 31, 2002. The Bank shall provide the Borrower with the amortization schedules for the Capital Expenditure Term Loans within 14 days after January 31 of each of 1995, 1996 and 1997.[Fifth Amendment]

     (d)     Intentionally omitted.  [Seventh Amendment]

     (e) The principal of the Brass Eagle Loan shall be payable in five installments, payable on each January 31 beginning in 1996 and ending in 2000, as follows:


               1996:              $200,000
               1997:              $300,000
               1998:              $500,000
               1999:              $500,000
               2000:              $500,000

and any other amount then remaining unpaid with respect to the Term Loan.

If the actual original amount of the Brass Eagle Loan is less than $2,000,000, then the difference shall be deducted from the above installments in the inverse order of their maturity.[Fifth Amendment]

     Section 2.7  Prepayments.

         2.7 (a)  Mandatory Prepayments.

             (i) Payments from Proceeds of Conversion to Assembly Operation. The Borrower shall pay to the Bank, immediately upon the receipt thereof, an amount equal to all proceeds of any asset sales permitted by Section 6.2(iii), net of the actual cash costs paid by the Borrower in connection with the sale, as a prepayment of the Term Loan. The lesser of the amount paid prior to January 31, 1997, or the first $1,400,000 paid, to the Bank pursuant to this Section 2.7(a)(i) shall reduce the amount of the payment due under the Term Loan on January 31, 1997. Any amount paid in excess of $1,400,000, or paid on or after January 31, 1997, to the Bank pursuant to this Section 2.7(a)(i) shall be applied to the principal installments due under the Term Loan in the inverse order of their maturity, and to the extent possible within that limitation, shall be applied first to Reference Rate Advances and then to Fixed Rate Advances in order starting with the Fixed Rate Advances having the shortest time to the end of the applicable Interest Period. The Borrower shall also pay to the Bank, immediately upon the receipt thereof, an amount equal to all proceeds of any asset sales permitted by Section 6.2(v), net of the actual cash costs paid by the Borrower in connection with the sale, as a prepayment of the Overline Revolving Loan. Any amounts paid to the Bank and remaining after application pursuant to the previous sentence shall be applied first to amounts outstanding under the Term Loan, until all amounts outstanding thereunder are paid in full, and then to amounts outstanding under the Revolving Loan.

             (ii) Payments from Proceeds under Section 5.17. Subject to the limit in the second succeeding sentence, the Borrower shall pay to the Bank, immediately upon the receipt thereof, an amount equal to:

             (x)    all proceeds of any sale of the Rogers Property pursuant to
         Section 5.17(i), net of the actual cash costs paid by the Borrower in connection with the sale; and

             (y) from the proceeds of any sale of the contract manufacturing line pursuant to Section 5.17(ii), net of the actual cash costs paid by the Borrower in connection with the sale, an amount equal to the sum of
         (1) the lesser of the amount of the net proceeds of such sale or $8,000,000, plus (2) fifty percent (50%) of the amount (if any) by which the net proceeds of such sale exceed $9,500,000.

     All prepayments under this Section 2.7(a)(ii) shall be applied first to the Term Loan, until all amounts outstanding thereunder are paid in full; second, to the Capital Expenditure Term Loan, until all amounts outstanding thereunder are paid in full; third, to the Overline Revolving Loan, until all amounts outstanding thereunder are paid in full; and fourth, to the Revolving Loan, until all amounts outstanding thereunder are paid in full. If the initial public offering described in Section 5.17(iii) closes, the Borrower may retain any amount by which the proceeds described in clauses (x) and (y) above exceed the prepayments required by the previous sentence. If that initial public offering does not close, any such excess shall be applied to the Brass Eagle Loan, until all amounts outstanding thereunder are paid in full. All prepayments applied to a particular Loan pursuant to this Section 2.7(a)(ii) shall be applied to the installments due under that Loan in the order of their maturity, and to the extent possible within that limitation, shall be applied first to Reference Rate Advances and then to Fixed Rate Advances in order starting with the Fixed Rate Advances having the shortest time to the end of the applicable Interest Period. If any prepayments are made on the Overline Revolving Loan pursuant to this Section 2.7(a)(ii), the Overline Revolving Commitment Amount shall contemporaneously be reduced by the amount of such prepayment. If any prepayments are made on the Revolving Loan pursuant to this Section 2.7(a)(ii), the Revolving Commitment Amount shall contemporaneously with such prepayment be reduced by the lesser of (1) the amount of such prepayment, or (2) the amount, if any, by which Total Revolving Outstandings before giving effect to such prepayment exceed the Borrowing Base.

         2.7 (b) Optional Prepayments. The Borrower may prepay the Overline Revolving Loans, in whole or in part, at any time without premium or penalty. With respect to Revolving Loans, (i) the Borrower may prepay Reference Rate Advances, in whole or in part, at any time, without premium or penalty, and (ii) except upon an acceleration following an Event of Default or upon termination of the Revolving Commitment in whole, the Borrower may pay Fixed Rate Advances only on the last day of the Interest Period applicable thereto; provided that no part of the Revolving Loans may be prepaid until such time that the Overline Revolving Loans are paid in full. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment or the Overline Revolving Commitment, as applicable, in whole) or prepaid on Overline Revolving Loans or Revolving Loans under this paragraph (b) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts prepaid on the Brass Eagle Loan, the Term Loan or the Capital Expenditure Term Loans may not be reborrowed. Each partial prepayment shall be in a minimum amount of $50,000 or, if more, an integral multiple of $25,000 in excess thereof. [Twelfth Amendment]

     Section 2.8 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding $2,000,000; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Revolving Commitment Amount. [Seventh Amendment]

     Section 2.9 Procedures for Letters of Credit. Each request for a Letter of Credit (other than the BankAmerica Letter of Credit) shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Bank by 2:00 P.M., Minneapolis time, on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officers of the Borrower making such request.

     Section 2.10 Terms of Letters of Credit. All Letters of Credit must expire not later than the Business Day preceding the Revolving Commitment Ending Date.

     Section 2.11 Agreement to Repay Letter of Credit Drawings. If the Bank is obligated to, or has decided that it will, pay a drawing on any Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Bank by 11:30 A.M. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Bank for the full amount of such drawing by 12:00 noon on the date on which the Bank in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of a Loan pursuant to Section 2.15 or out of funds available in the Holding Account, is an "Unpaid Drawing."

     Section 2.12  Obligations Absolute.  The obligation of the Borrower under
Section 2.11 to repay the Bank for any amount drawn on any Letter of Credit and to repay the Bank for any Loans made under Section 2.15 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

         (a)  Any lack of validity or enforceability of any Letter of Credit;

         (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

         (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Bank nor its officers, directors or employees shall be liable or responsible for, and the obligations of the Borrower to the Bank shall not be impaired by:

         (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

         (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

         (iii) The acceptance by the Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

         (iv) Any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.

Notwithstanding the foregoing, the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

     Section 2.13 Increased Cost for Letters of Credit. If any Regulatory Change shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Bank, or (b) shall impose on the Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Bank of issuing or maintaining any Letter of Credit, or reduce the amount of any sum received or receivable by the Bank hereunder, then, upon demand (which demand shall be given by the Bank promptly after it determines the amount of such increased cost or reduction), the Borrower shall pay to such Bank the additional amount or amounts as will compensate the Bank for such increased cost or reduction. A certificate submitted to the Borrower by the Bank setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Bank as aforesaid shall be conclusive and binding on the Borrower absent error.

                              Part C  --  General
                              -------------------

     Section 2.14 Optional Reduction of Commitments or Termination of Commitments. (a) The Borrower may, at any time, upon not less than two Business Days prior written notice to the Bank, reduce the Revolving Commitment Amount, with any such reduction in a minimum amount of $100,000, or, if more, in an integral multiple of $100,000; provided, however, that the Borrower may not at any time reduce the Revolving Commitment Amount at any time prior to the termination of the Overline Revolving Commitment and the payment in full of the

Overline Revolving Loans, and the Borrower may not reduce the Revolving Commitment Amount below the Total Revolving Outstandings. The Borrower may, at any time when there are no Letters of Credit outstanding, the Overline Revolving Commitment has been terminated and all Overline Revolving Loans have been paid in full, upon not less than two Business Days prior written notice to the Bank, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section, the Borrower shall pay to the Bank the full amount of all outstanding Revolving Loans, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination and any other amounts payable with respect to Advances.

         (b) The Borrower may, at any time, upon not less than two Business Days prior written notice to the Bank, reduce the Overline Revolving Commitment Amount, with such reduction in a minimum amount of $100,000, or, if more, in an integral multiple of $100,000. The Borrower may, at any time, upon not less than two Business Days prior written notice to the Bank, terminate the Overline Revolving Commitment in its entirety. Upon termination of the Overline Revolving Commitment pursuant to this Section, the Borrower shall pay to the Bank the full amount of all outstanding Overline Revolving Loans, all accrued and unpaid interest thereon, all unpaid Overline Commitment Fees accrued to the date of termination, and any other amounts payable with respect to the Advances. [Twelfth Amendment]

     Section 2.15 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Bank is authorized (and the Borrower does here so authorize the Bank) to, and shall, make a Revolving Loan (as a Reference Rate Advance) to the Borrower in an amount equal to the amount of the Unpaid Drawing. The Bank shall apply the proceeds of such Revolving Loan directly to reimburse itself for such Unpaid Drawing. If at the time the Bank makes a Revolving Loan pursuant to the provisions of this Section, the applicable conditions precedent specified in
Article III shall not have been satisfied, the Borrower shall pay to the Bank interest on the funds so advanced at a floating rate per annum equal to the sum of the Reference Rate plus the Applicable Margin for Reference Rate Advances plus two percent (2.00%).

     Section 2.16  Commitment Fees and Facility Fees.

         2.16 (a) Revolving Commitment Fee. The Borrower shall pay to the Bank fees (the "Revolving Commitment Fees") in an amount determined by applying a rate of three eighths of one percent (0.375%) per annum to the average daily Unused Revolving Commitment for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each fiscal quarter and on the Termination Date.

         2.16 (b) Overline Revolving Commitment Fees. The Borrower shall pay to the Bank fees (the "Overline Revolving Commitment Fees") in an amount determined by applying a rate of three eighths of one percent (0.375%) per annum to the average daily

     Unused Overline Revolving Commitment for the period from the date of the making of the first Overline Revolving Loan to the Overline Termination Date. Such Overline Revolving Commitment Fees are payable in arrears quarterly on the last day of each fiscal quarter and on the Overline Termination Date.

         2.16 (c) Capital Expenditure Term Loan Commitment Fee. The Borrower shall pay to the Bank fees (the "Capital Expenditure Term Loan Commitment Fees") in an amount determined by applying a rate of three eighths of one percent (0.375%) per annum to the average daily Unused Capital Expenditure Commitment for the period from the Closing Date to the third anniversary of the Closing Date. Such Capital Expenditure Commitment Fees are payable in arrears quarterly on the last day of each fiscal quarter and on the third anniversary of the Closing Date.

         2.16 (d) Facility Fees. (i) The Borrower shall pay to the Bank a fee (the "Facility Fee") in an amount equal to one per cent (1%) of the sum of the original Revolving Commitment, the Capital Expenditure Term Loan Commitment and the original principal amount of the Term Loan. One half of the Facility Fee shall be paid to the Bank on or before the Closing Date (and the $20,000 paid to the Bank by the Borrower in connection with that certain commitment letter dated November 24, 1993 shall be credited against this installment of the Facility Fee) and the remainder of the Facility Fee shall be paid to the Bank on the first anniversary of the Closing Date.

             (ii) the Borrower shall pay to the Bank a Facility Fee in the amount of one-quarter of one percent (.25%) of the sum of the original Overline Revolving Amount, payable to the Bank on September 1, 1997. [Twelfth Amendment]

     Section 2.17 Letter of Credit Fees. For each standby Letter of Credit issued, the Borrower shall pay to the Bank, in advance payable on the date of issuance (except that the fee for the BankAmerica Letter of Credit shall be payable on the Closing Date), a fee (a "Standby Letter of Credit Fee") in an amount determined by applying a per annum rate of one and one half percent (1.5%) to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. For each documentary Letter of Credit issued, the Borrower shall pay to the Bank, in advance payable on the date of issuance, a fee (a "Documentary Letter of Credit Fee" and, together with the Standby Letter of Credit Fees, a "Letter of Credit Fee") in an amount determined by applying the Bank's then-customary per annum rate for documentary letters of credit to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fees, the Borrower shall pay to the Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the Bank to its letter of credit customers and all out-of-pocket expenses incurred by the Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit. If any Letter of Credit is terminated prior to its scheduled expiration date (as evidenced by return of the original Letter of Credit to the Bank and a writing by the beneficiary thereof acknowledging surrender thereof, or as otherwise established to the Bank's satisfaction), the

Bank shall refund to the Borrower the unearned portion of the Letter of Credit Fee paid for such Letter of Credit (consisting of an amount equal to the product of such Letter of Credit Fee multiplied by a fraction, the numerator of which is the number of days from the date the Bank is satisfied that such Letter of Credit has been terminated through the scheduled expiration date of such Letter of Credit and the denominator of which is the number of days in the original term of such Letter of Credit). If the face amount of any Letter of Credit is increased or decreased by any amendment to such Letter of Credit after the original issuance, the Borrower shall pay to the Bank an additional Letter of Credit Fee, or the Bank shall refund to the Borrower any unearned portion of the Letter of Credit Fee previously paid, as the case may be, with such additional Fee or refund calculated in a manner consistent with this Section.

     Section 2.18 Computation. Commitment Fees and Letter of Credit Fees and interest on the Loans shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

     Section 2.19 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Bank at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment. The Bank may charge any amount payable under any of the Notes or this Agreement to any account maintained by the Borrower with the Bank, on the date said payment is due.

     Section 2.20 Revolving Commitment Ending Date and Extension. The "Revolving Commitment Ending Date" is January 2, 1998. The Bank shall not be under any obligation or commitment to extend the Revolving Commitment Ending Date. [Eleventh Amendment]

     Section 2.21 Use of Loan Proceeds. The proceeds of the Term Loan and the initial Revolving Loan shall be used first to repay all of the Borrower's indebtedness to each of: BankAmerica Business Credit, Inc. (f/k/a SPBC, Inc.), outstanding pursuant to a Loan and Security Agreement dated August 2, 1991, as amended; Charter Oak, pursuant to that certain Promissory Note dated June 30, 1993 in the original principal amount of $8,550,000; and the City of Rogers, Arkansas with respect to any lease or other agreement obligating the Borrower to make payments in amounts sufficient to pay debt service on the City of Rogers, Arkansas Industrial Development Revenue Bonds (Daisy Manufacturing Project), 1983 Series B in the original principal amount of $2,000,000; and to pay any other expenses specified on Exhibit 2.21. The Borrower hereby represents and warrants that the principal amount outstanding and all interest accrued with respect to each of the obligations described in the preceding sentence is as set out in Exhibit 2.21 attached hereto, and directs the Bank to disburse the Term Loan and the initial Revolving Loan to pay such amounts by wire transfer to the addresses specified in

Exhibit 2.21. Any remaining balance of the initial Revolving Loan, the proceeds of any subsequent Revolving Loans and the proceeds of the Overline Revolving Loans shall be used for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement. All proceeds of Capital Expenditure Term Loans shall be used to pay a portion of the purchase price of Eligible Equipment. No part of the proceeds of any Loans or Advances shall be used, directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying such margin stock. The proceeds of the Brass Eagle Loan will be used to pay a portion of the purchase price of the Brass Eagle Assets. [Twelfth Amendment]

     Section 2.22 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted CD Rate or the Adjusted Eurodollar Rate in respect of the Interest Period for any CD Rate Advance or Eurodollar Rate Advance, the Bank determines (which determination shall be conclusive and binding, absent error) that:

         (a) deposits in dollars (in the applicable amount) are not being made available to the Bank in the relevant market for such Interest Period, or

         (b) the Adjusted CD Rate or the Adjusted Eurodollar Rate, as the case may be, will not adequately and fairly reflect the cost to the Bank of funding or maintaining CD Rate Advances or Eurodollar Rate Advances for such Interest Period, the Bank shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Bank to make or continue, or to convert any Advances to, CD Rate Advances or Eurodollar Rate Advances, as the case may be, shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by the Bank shall be made with an interest rate option to which such suspension does not apply. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any CD Rate Advance or Eurodollar Rate Advance outstanding at the time such suspension is imposed.

     Section 2.23  Increased Cost.  If any Regulatory Change:

         (a) shall subject the Bank to any tax, duty or other charge with respect to its Fixed Rate Advances, the Revolving Note, its obligation to make Fixed Rate Advances or shall change the basis of taxation of payment to the Bank of the principal of or interest on Fixed Rate Advances or any other amounts due under this Agreement in respect of Fixed Rate Advances or its obligation to make Fixed Rate Advances (except for changes in the rate of tax on the overall net income of the Bank imposed by the jurisdiction in which the Bank's principal office is located); or

         (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding (i) with respect to any CD Rate Advance any such requirement to the extent included in calculating the applicable Adjusted CD Rate and (ii) with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the United States market for certificates of deposit or the interbank Eurodollar market any other condition affecting its Fixed Rate Advances, the Revolving Note or its obligation to make Fixed Rate Advances;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Fixed Rate Advance, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Revolving Note, then, within 30 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction. The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section. A certificate of the Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. Failure on the part of the Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of the Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.[Third Amendment; Seventh Amendment]

     Section 2.24 Illegality. If any Regulatory Change shall make it unlawful or impossible for the Bank to make, maintain or fund any Fixed Rate Advances, the Bank shall notify the Borrower, whereupon the obligation of the Bank to make or continue, or to convert any Advances to, CD Rate Advances or Eurodollar Rate Advances, as the case may be, shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist. If the Bank determines that it may not lawfully continue to maintain any CD Rate Advances or Eurodollar Rate Advances, as the case may be, to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of the Bank's notice, and upon such conversion the Borrower shall indemnify the Bank in accordance with
Section 2.26.

     Section 2.25 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on the Bank's capital or the capital of its parent corporation (by an amount the Bank deems material) as a consequence of the Commitments and/or the Loans to a level below that which the Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account the Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, on demand from the Bank, pay to the Bank additional amounts sufficient to compensate the Bank or its parent corporation for such reduction. Any determination by the Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by the Bank shall be final, conclusive and binding for all purposes, absent error.

     Section 2.26 Funding Losses; Fixed Rate Advances. The Borrower shall compensate the Bank, upon its written request, for all losses, reasonable expenses and liabilities (including any interest paid by the Bank to lenders of funds borrowed by it to make or carry Fixed Rate Advances to the extent not recovered by the Bank in connection with the re-employment of such funds and including loss of anticipated profits) which the Bank may sustain: (i) if for any reason, other than a default by the Bank, a funding of a Fixed Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Fixed Rate Advance, or a conversion pursuant to Section 2.24, occurs on any day other than the last day of the Interest Period applicable thereto. The Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

     Section 2.27 Discretion of Bank as to Manner of Funding. The Bank shall be entitled to fund and maintain its funding of CD Rate Advances and Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.26, but excluding determinations that the Bank may elect to make from the Reuters screen) shall be made as if the Bank had actually funded and maintained each CD Rate Advance and Eurodollar Rate Advance during the Interest Period for such Advance through the issuance of its certificates of deposit, or the purchase of deposits, having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the CD Rate or the Eurodollar Rate, as the case may be, for such Interest Period. [Seventh Amendment]

                                  ARTICLE III
                                  -----------

                             CONDITIONS PRECEDENT


     Section 3.1 Conditions of Initial Loans and Letter of Credit. The making of the Term Loan, the initial Capital Expenditure Term Loan and the initial Revolving Loan and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment (or written waiver by the Bank) of each of the following conditions:

         3.1 (a)    Documents.  The Bank shall have received the following:

             (i) The Capital Expenditure Term Note, the Revolving Note and the Term Note executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

             (ii) The Security Documents duly executed by the respective parties thereto.

             (iii) A copy of the corporate resolution of the Borrower authorizing the execution, delivery and performance of the Borrower Loan Documents, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

             (iv) An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower authorized to execute the Borrower Loan Documents and to request Loans and conversions and continuations of Advances hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

             (v) A copy of the Restated Certificate of Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than five Business Days prior to the Closing Date.

             (vi) A certificate of good standing for the Borrower in the States of Delaware and Arkansas, certified by the appropriate governmental officials as of a date not more than five Business Days prior to the Closing Date.

             (vii) A copy of the bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

             (viii) A letter from the accountants who prepared the audited financial statements referred to in Section 4.5 hereof, acknowledging the Bank's prospective reliance on the audited financial statements to be prepared by such accountants with respect to the Borrower's 1993 fiscal year.

             (ix) A certificate dated the Closing Date of the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 3.2 (a) and 3.2 (b) below.

             (x) An initial Borrowing Base Certificate, prepared as of December 29, 1993.

             (xi) A certificate in the form of Exhibit 5.1 (d), dated the Closing Date but showing both (1) actual financial ratios and results as of November 30, 1993, and (2) projected financial ratios and results as of December 31, 1993, of the chief executive officer or chief financial officer of the Borrower.

             (xii) A current ALTA form loan title insurance policy, dated the closing date, in form and substance, and from a title insurance company, acceptable to the Bank, covering the Rogers Property.

             (xiii) An appraisal of the Rogers Property from an appraiser selected and retained by the Bank, supporting the Bank's assumptions as to the value of the Rogers Property.

             (xiv) An "as-built" survey of the Rogers Property, in form, and prepared by a surveyor, acceptable to the Bank.

             (xv) Evidence satisfactory to the Bank that the Rogers Property is not in a flood plain, or flood insurance.

             (xvi) Certificates evidencing all insurance required by the Mortgage, the Security Agreement or any of the other Loan Documents.

             (xvii) An Environmental Certification and Indemnification in the form of Exhibit 3.1(a)(xvii) hereto, completed and executed by the Borrower, together with a letter from Woodward-Clyde indicating that the Bank can rely on the Environmental Assessments identified in said Environmental Certificate and Indemnification and that no significant environmental risks or liabilities exist with respect to the Borrower, the Borrower's assets and the Rogers Property.

             (xviii)Copies of a Warranty Deed and Bill of Sale from the City of Rogers, Arkansas (the "City") to the Borrower with respect to the Rogers Property, a Release Agreement between the City and the Borrower, and a Release and Conveyance from Worthen National Bank, Little Rock, Arkansas (formerly Union National Bank) as trustee, to the Borrower, all as executed by the parties thereto and in form and substance satisfactory to the Bank.

         3.1 (b) Opinion. The Borrower shall have requested Friday, Eldredge & Clark, its counsel, to prepare a written opinion, addressed to the Bank and dated the Closing Date, covering the matters set forth in Exhibit 3.1(b) hereto, and each such opinion shall have been delivered to the Bank.

         3.1 (c) Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

         3.1 (d) Security Documents. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Bank; any pledged collateral shall have been duly delivered to the Bank; any title insurance required by the Bank (with endorsements required by the Bank) shall have been obtained and be satisfactory to the Bank; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Bank and its counsel.

         3.1 (e) Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, as the Bank or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

         3.1 (f) Fees and Expenses. The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Bank payable pursuant to Section 8.2, the portion of the Facility Fee due on or prior to the Closing Date pursuant to Section 2.16 (c), the fee for the collateral audit performed prior to the Closing Date, the appraisal fee, the issuance fee for the BankAmerica Letter of Credit and the fee for any interest rate cap or other interest rate protection purchased by the Borrower from the Bank as of the Closing Date.

     Section 3.2 Conditions Precedent to all Loans and Letters of Credit. [Fifth Amendment] The obligation of the Bank to make any Loans hereunder (including the Brass Eagle Loan, the Term Loan, the initial Capital Expenditure Term Loan and the initial Revolving Loan) and to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:

         3.2 (a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date and on the date of each Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date.

         3.2 (b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loan made on such date or the Letter of Credit so issued.

         3.2 (c) Notices and Requests. The Bank shall have received the Borrower's request for such Loan as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.9.

     Section 3.3 Conditions Precedent to Brass Eagle Loan. [Fifth Amendment] The obligation of the Bank to make the Brass Eagle Loan shall be subject to the fulfillment of the following conditions (in addition to those specified in Section 3.2):

         3.3 (a) Fifth Amendment. All conditions precedent specified in that certain Fifth Amendment to Credit Agreement dated as of September __, 1995 have been satisfied.

         3.3 (b) Brass Eagle Acquisition. The Bank shall have received copies of the Brass Eagle Seller Note and the other Brass Eagle Sale Documents, certified as true, correct and complete copies by the Borrower's Chief Financial Officer; such Brass Eagle Sale Documents shall be in the form of the 9/19/95 drafts provided to the Bank's counsel by Goodman Phillips & Vineberg, with such changes as shall be acceptable to the Bank in its sole and unlimited discretion; and the Bank shall have received evidence demonstrating to the Bank's reasonable satisfaction that upon disbursement of the proceeds of the Brass Eagle Loan to Brass Eagle, the Borrower will have acquired title to the Brass Eagle Assets.

         3.3 (c) Financing Statements. The Bank shall have received written notice from the Borrower of the location to which the Brass Eagle Assets will be shipped and such financing statements as the Bank may request in order to perfect its security interest in such assets.

                                  ARTICLE IV
                                  ----------

                        REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement, to grant the Commitments and to make Loans hereunder and to induce the Bank to issue Letters of Credit, the Borrower represents and warrants to the Bank:

     Section 4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Borrower Loan Documents. The Borrower (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower, and (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any assets or expose the Borrower to any liability, which in either case would be material to the Borrower. The current ownership of all of the Borrower's issued and outstanding stock is as set forth in Exhibit 1.1(j) attached hereto.

     Section 4.2 Authorization and Validity. The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Notes and other Borrower Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

     Section 4.3 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower,
(b) violate or contravene any provision of the Certificate of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower.

     Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

     Section 4.5 Financial Statements and Condition. The Borrower's audited financial statements as at December 31, 1992 and its audited balance sheet as at July 1, 1993, as heretofore furnished to the Bank, have been prepared in accordance with GAAP, and such audited financial statements and balance sheet and the Borrower's unaudited financial statements as at November 30, 1993, as heretofore furnished to the Bank, have been prepared on a consistent basis (except for year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower as at such dates and the results of its operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, the Borrower had no material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since October 31, 1993, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower. The Borrower has informed the Bank that the Borrower's actual results for December 1993 are below projections, and the Bank has agreed that this shortfall, in and of itself, is not a material adverse change.

     Section 4.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.

     Section 4.7 Environmental, Health and Safety Laws. Except as disclosed on the Environmental Certificate,

         (a) there does not exist any violation by the Borrower of any Environmental Law or any other applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure;

         (b) the Borrower has not given or received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower; and

         (c) without limiting the generality of the preceding clause, the Borrower has not given nor received any notice, letter, citation, order, warning, complaint, injury, claim or demand that:

              (i) the Borrower has violated, or is about to violate, any federal, state, regional, county or local environmental, health or safety statute, law, rule, regulation, ordinance, judgment or order;

              (ii) there has been a release, or there is a threat of release, of hazardous substances (including, without limitation, petroleum, its by-products, derivatives, or other hydrocarbons) from the Rogers Property;

              (iii) the Borrower may be or is liable, in whole or in part, for the costs or cleaning up, remediating, removing or responding to a release of hazardous substances (including, without limitation, petroleum, its by-products, derivatives, or other hydrocarbons); or

              (iv) the Rogers Property is subject to a lien in favor or any government entity for any liability, costs or damages, under federal, state or local environmental law, rule or regulation arising from, or costs incurred by such governmental entity in response to, a release of a hazardous substance (including, without limitation, petroleum, its by-products, derivatives, or other hydrocarbons).

     Section 4.8 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.

     Section 4.9 Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

     Section 4.10 Title to Property; Leases; Liens; Subordination. The Borrower has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section
6.12. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

     Section 4.11 Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any basis therefor.

     Section 4.12 Trademarks, Patents. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

     Section 4.13 Burdensome Restrictions. The Borrower is not a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to carry out its obligations under any Loan Document.

     Section 4.14 Force Majeure. Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

     Section 4.15 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.16 Public Utility Holding Company Act. The Borrower is not a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.17 Retirement Benefits. Under the accounting rules proposed as of the date of this Agreement by the Financial Accounting Standards Board with respect thereto, the present value of the expected cost to the Borrower of post-retirement medical and insurance benefits with respect to employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Bank, does not exceed $1,200,000 as of the Closing Date and is not expected to exceed $3,000,000 at any time.

     Section 4.18 Full Disclosure. Subject to the following sentence, and to the Borrower's actual knowledge, neither the financial statements referred to in
Section 4.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

     Section 4.19  Subsidiaries.  The Borrower has no Subsidiaries.

     Section 4.20  Solvency.  The Borrower is Solvent.

                                   ARTICLE V
                                   ---------

                             AFFIRMATIVE COVENANTS

     Until any obligation of the Bank hereunder to make the Brass Eagle Loan, the Capital Expenditure Term Loans, the Term Loan and the Revolving Loans and to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Bank thereon shall have otherwise been discharged, unless the Bank shall otherwise consent in writing:[Fifth Amendment]

     Section 5.1 Financial Statements and Reports. The Borrower will furnish to the Bank:

         5.1 (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the financial statements of the Borrower consisting of at least statements of income, cash flow, changes in financial position and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Crowe Chizek & Company or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Bank, together with (a) any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants, (b) a letter from such accountants addressed to the Bank acknowledging that the Bank is extending credit in reliance on such financial statements and authorizing such reliance, and (c) a certification signed by the chief financial officer of the Borrower as to the underfunded amount of Plan benefits guaranteed under ERISA.

         5.1 (b)  Together with the audited financial statements required under
     Section 5.1 (a), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

         5.1 (c) As soon as available and in any event within 30 days after the end of each month, unaudited statements of income, cash flow, changes in financial position and stockholders' equity for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, and a balance sheet of the Borrower as at the end of such month, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and that the same have been prepared on a basis consistent with the Borrower's most recent audited financial statement.

         5.1 (d) As soon as practicable and in any event within 30 days after the end of each month, a statement in the form of Exhibit 5.1 (d) attached hereto, signed by the chief financial officer or interim chief financial officer of the Borrower, or a deputy of either, demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with (i) Sections
     6.8 and (with respect to any month ending on or after December 31, 1997)
     6.14 and 6.15 as at the end of such month, (ii) Section 6.16 and 6.17 with respect to December 1997 and any subsequent month that ends a fiscal quarter, and
     (iii) Section 6.19 with respect to any month that ends a fiscal quarter, and in any case stating that as at the end of such month there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.[Tenth Amendment]

         5.1 (e) As soon as practicable and in any event with eight calendar days after the end of each month, a Borrowing Base Certificate signed by the chief financial officer of the Borrower, reporting the Borrowing Base as of the last day of the month just ended.

         5.1 (f) As soon as practicable and in any event within 30 days after the beginning of each fiscal year of the Borrower, statements of forecasted income for the Borrower for each fiscal month in such fiscal year and a forecasted balance sheet of the Borrower, together with supporting assumptions, as at the end of each fiscal month, all in reasonable detail and reasonably satisfactory in scope to the Bank.

         5.1 (g) Immediately upon any executive officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

         5.1 (h) Immediately upon any executive officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

         5.1 (i) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements, if any, mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents, if any, filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

         5.1 (j) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Bank may reasonably request.

     Section 5.2 Corporate Existence. The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

     Section 5.3 Insurance. The Borrower shall maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated, which shall in any event include at least $15,000,000 in comprehensive general liability insurance issued by an insurer reasonably acceptable to the Bank.

     Section 5.4 Payment of Taxes and Claims. The Borrower shall file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's books in accordance with GAAP.

     Section 5.5 Inspection. Subject to the provisions of Section 8.7, the Borrower shall permit any Person designated by the Bank to visit and inspect, at reasonable times during normal business hours, as the Bank may from time to time request, any of the properties (specifically including but not limited to the Rogers Property), corporate books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers. Except as provided in the next sentence, so long as no Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower. Without limiting the generality of the preceding portion of this
Section 5.5, the Bank shall be entitled to conduct two collateral audits during each fiscal year, in or around April and October, at the Borrower's expense.[Third Amendment]

     Section 5.6 Maintenance of Properties. The Borrower will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

     Section 5.7 Books and Records. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

     Section 5.8 Compliance. The Borrower will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the

Borrower and the Borrower is acting in good faith and with reasonable dispatch to cure such noncompliance.

     Section 5.9 Notice of Litigation. The Borrower will give prompt written notice to the Bank of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any property of the Borrower or to which the Borrower is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

     Section 5.10 ERISA. The Borrower will maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code, and as determined by the Borrower's independent actuaries), whether or not waived, with respect to any Plan, or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

     Section 5.11  Environmental Matters; Reporting.

         (a) Generally. The Borrower will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower. The Borrower will give the Bank prompt written notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower, or (ii) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

         (b) Ongoing Compliance With Respect to Rogers Property.

         (i) The Borrower shall carry on the business and operations at the Rogers Property to comply in all respects, and will remain in compliance, with all applicable federal, state, regional, county or local laws, statutes, rules, regulations or ordinances, concerning public health, safety or the environment, including, but not limited to, the Environmental Laws, and all rules, regulations and guidance documents promulgated or published thereunder, and any state, regional, county or local statute, law, rule, regulation or ordinance relating to public health, safety or the environment, including, without limitation, those relating:

              (1) to releases, discharges, emissions or disposals to air, water, land or groundwater,

              (2) to the withdrawal or use of groundwater,

              (3) to the use, handling or disposal of polychlorinated biphenyls
         (PCBs), asbestos or urea formaldehyde,

              (4) to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), and any other solid, liquid or gaseous substance, exposure to which is prohibited, limited or regulated, or may or could pose a hazard to the health and safety of the occupants of the Rogers Property or locations adjacent to or surrounding the Rogers Property,

              (5) to the exposure of Persons to toxic, hazardous, or other controlled, prohibited or regulated substances,

              (6) to the transportation, storage, disposal, management, or release of gaseous or liquid substances, and any regulation, order, injunction, declaration, notice or demand issued thereunder.

         (ii) The Borrower shall prevent the imposition of any liens or encumbrances against the Rogers Property for the costs of any response, removal, or remedial action or cleanup of hazardous substances.

         (iii) The Borrower shall cause any tenant or sub-tenant of the Rogers Property to comply, and to remain in compliance, with clauses (i) and (ii) above.

     (c) Periodic Certification of Compliance.

         (i) On or before March 15th of each calendar year, and upon completion of any remediation plan, the Borrower shall submit to the Bank a written report in scope, form and substance acceptable to the Bank, and prepared by the Borrower, or representatives of the Borrower, which documents that no evidence or indication came to light during the preceding calendar year which would suggest there was a release of "Hazardous Materials" (as defined in the Environmental Certificate) on the Rogers Property which could necessitate an environmental response action, and which certifies that the Rogers Property complies with, and does not deviate from, all applicable Environmental Laws, ordinances, rules and regulations, including any licenses, permits or certificates required thereunder.

         (ii) The Borrower hereby grants, and will cause any tenants or sub-tenants to grant, to the Bank, its agents, attorneys, employees, consultants and contractors, an irrevocable license and authorization to enter upon and inspect the Rogers Property, and perform such tests, including without limitation, subsurface testing, soils and ground water testing, and other tests on the Rogers Property, as the Bank, in its sole discretion, determines is necessary to protect its Liens.

     (d)  Use of Property and Facilities.

         (i) the Borrower will not conduct or allow to be conducted any business, operations or activity on the Rogers Property, or employ or use the Rogers Property, to manufacture, treat, store, or dispose of any hazardous substance (including, without limitation, petroleum, its derivatives, by-products, or other hydrocarbons), or any other substance which is prohibited, controlled or regulated under applicable law, or which poses a threat or nuisance to safety, health or the environment, including, without limitation, any business, operations or activity which would bring the Borrower the Rogers Property, within the ambit of, or otherwise violate, the Resource Conversation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. (S) 6901 et seq., or cause, or allow to be caused, a release or threat of release, of hazardous substances on the Rogers Property as defined by, and within the ambit, of, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 9186, 42 U.S.C. (S) 9601 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. (S) 7401 et seq., or any similar state, county, regional or local statute, law, regulation, rule or ordinance, including, without limitation, any state statute providing for financial responsibility for cleanup for the release of substances provided for thereunder.

         (ii) The Borrower will not do or permit any act or thing, business or operation, that materially increases the danger, or poses an unreasonable risk, of harm, or impairs, or may impair, the value of the Rogers Property, or any part thereof.

         (iii) In the event the Borrower receives or submits any notice of the types described in clauses (i) through (iv) of Section 4.7, the Borrower shall promptly (and in no event later than fifteen (15) days from Borrower's receipt or submission thereof) provide a copy to the Bank.

     (e)  Asbestos Covenant

         (i) The Borrower shall abate any friable asbestos-containing material (ACM) (if any) at the Rogers Property by completing such action as is necessary promptly after the discovery of such friable asbestos-containing material. The ACM abatement shall be completed by a contractor (the "Contractor") and monitored by a professional engineer or certified industrial hygienist (the "Engineer"), all of whom must be accredited under the Asbestos Hazard Emergency Response Act of 1986 ("AHERA"). The Contractor and Engineer must be satisfactory to the Bank. Air monitoring shall be performed at appropriate intervals during the abatement work, and the samples shall be analyzed using appropriate analytical techniques by an AHERA accredited laboratory. Promptly after the Borrower has completed the abatement, but no later than 30 days thereafter, the Borrower shall deliver to the Bank a clearance audit prepared by the Engineer in scope, form and substance satisfactory to the Bank demonstrating that the abatement has been completed, the ACM has been properly disposed of, and that the abatement satisfies the requirements of this paragraph.

         (ii) With respect to any actions under (e)(i) above, the Borrower shall implement a Special Operations and Maintenance Program ("O & M Program") to address the presence of asbestos-containing materials on the Rogers Property. The O & M Program shall be prepared by a professional engineer or certified industrial hygienist acceptable to the Bank, shall include, at a minimum, employee training and appropriate work practices and shall follow the guidelines set forth in U.S. Environmental Protection Agency's "Managing Asbestos in Place," dated July 1990. The ACM inspections required by (e)(i) above shall be performed by an ACM inspector accredited under AHERA. In addition, Borrower shall undertake semi-annual ACM inspections (which need not be performed by an AHERA-accredited inspector) to confirm the condition of the ACM at the Rogers Property.

     Section 5.12 Interest Rate Protection. The Borrower shall either (i) elect to treat each principal installment payable under the Term Loan as a CD Rate Advance for an interest period ending on the maturity date of that principal installment; or (ii) subject all principal outstanding under the Term Loan to interest rate caps, interest rate options or a series thereof, interest rate swaps or other forms of interest rate hedging agreements in each case having terms and with parties acceptable to the Bank.

     Section 5.13 Accounts. The Borrower shall: (i) maintain with the Bank all of the Borrower's material lock box, depository, savings and other banking accounts and make all investments of amounts deposited therein through the Bank;
(ii) from time to time, upon request by the Bank, deliver to the Bank a schedule of all of the Borrower's depository, savings and other banking accounts maintained at any other financial institution; and (iii) immediately upon request by the Bank, either (x) execute and deliver to the Bank such documents as the Bank may request to perfect the Bank's security interest in all of the Borrower's depository, savings and other banking accounts maintained at any other financial institution, and cause such other financial institutions to acknowledge and agree to such documents, or (y) close such depository, savings and other banking accounts maintained at any other financial institution. Notwithstanding the foregoing sentence, the Borrower may continue to use its existing lockbox arrangements until April 30, 1995, but on or before April 30, 1995, the Borrower shall instruct all Persons obligated to the Borrower to forward all monies, checks, notes, drafts or other payments to one or more post office boxes established by the Borrower but under the control of the Bank (the "Lockboxes"), and all such payments received in the Lockboxes shall be forwarded each day to the Bank for collection and deposit in one of the Borrower's accounts at the Bank.

     Section 5.14 Post Closing Matters. The Borrower will obtain and record in all appropriate offices releases, in form and substance satisfactory to the Bank, of all assignments of any interest in the Borrower's copyrights or trademarks to any Person other than the Bank, and of any financing statement in favor of any Person listed on Exhibit 2.21 or any Person not listed on Exhibit 6.12, on or before May 1, 1994. The Borrower will execute and return to the Bank financing statements suitable for filing in the states of Idaho, Louisiana, Minnesota, Mississippi (state and local), Missouri (state and local), Nevada, Oklahoma and South Dakota by or before January 7, 1994. The Borrower will also deliver to the Bank an insurance certificate evidencing $10,000,000 in liability insurance in addition to the $5,000,000 in such coverage evidenced by the certificate delivered on the Closing Date by or before January 7, 1994.

     Section 5.15  Charter Oak Contributions.

         (a) Charter Oak Contributions Related to Fixed Charge Coverage. In addition to the Charter Oak Contributions required by Sections 5.15 (b) and
     (c), (i) if at any time after January 1, 1998, the Accumulated Contribution Requirement ever exceeds the Accumulated Distribution Rights by $500,000 or more; or (ii) if an Event of Default exists at any time (whether before or after January 1, 1998), the Borrower shall cause Charter Oak to make Charter Oak Contributions within fourteen days of each written demand therefor from the Bank in an amount equal to the remainder of the Accumulated Contribution Requirement minus the Accumulated Distribution Rights, determined as of the date of demand by the Bank (subject to the limitation in Section 5.15(e). The amount of any Charter Oak Contributions (other than a Charter Oak Letter of Credit) required by this clause 5.15(a) shall be paid to the Borrower, unless any Event of Default described in
     Section 7.1(a), (f), (g) or (h) exists as of the date such Charter Oak

     Contribution is required to be made. If such an Event of Default exists on such date, the amount of the Charter Oak Contribution shall be paid by Charter Oak directly to the Bank, for the account of the Borrower, and applied to the Obligations in such order as the Bank shall elect.[Tenth Amendment]

         (b) Charter Oak Contributions Related to Total Revolving Outstandings/Borrowing Base. In addition to the Charter Oak Contributions required by Sections 5.15 (a) and (c), if: (i) an Event of Default exists at any time (whether before or after January 1, 1998); or (ii) the Total Revolving Outstandings exceed $12,000,000 on the Termination Date; or (iii) the Total Revolving Outstandings exceed the Borrowing Base on the Termination Date, then the Borrower shall cause Charter Oak to make a Charter Oak Contribution within fourteen days of each written demand therefor from the Bank in an amount such that the aggregate of all Charter Oak Contributions pursuant to this clause 5.15(b) is equal to the greater of (subject to the limitation in Section 5.15(e)): (x) the amount by which Total Revolving Outstandings exceed the Borrowing Base; or (y) the amount by which Total Revolving Outstandings exceed $12,000,000 (clauses (x) and
     (y) being determined as of the date of demand by the Bank). The amount of any Charter Oak Contributions (other than a Charter Oak Letter of Credit) required by this clause 5.15(b) shall be paid by Charter Oak directly to the Bank, for the account of the Borrower, and shall be applied to the Obligations in such order as the Bank shall elect. [Tenth Amendment]

         (c) 1997 Charter Oak Letter of Credit. Contemporaneously with the execution and delivery of the Tenth Amendment to Credit Agreement and Limited Waiver between the Borrower and the Bank, the Borrower will cause Charter Oak to deliver the 1997 Charter Oak Letter of Credit to the Bank.[Tenth Amendment]

         (d) General Terms Applicable to Charter Oak Contributions. At any time after the occurrence and during the continuation of any Event of Default described in Section 7.1(a), (f), (g) or (h), or if a Charter Oak Letter of Credit is scheduled to expire within 15 days and has not been replaced by another Charter Oak Letter of Credit, the Bank may draw on any Charter Oak Letter of Credit then held by the Bank and apply the proceeds of such draw to the Obligations, in such order as the Bank may elect. The Borrower acknowledges that if Charter Oak elects to deliver a Charter Oak Letter of Credit to satisfy its obligations under this Section 5.15 at any time after the occurrence and during the continuation of any Event of Default described in Section 7.1(a), (f), (g) or (h), the Bank may draw under such Charter Oak Letter of Credit at any time, including but not limited to immediately upon the Bank's receipt of such Charter Oak Letter of Credit. The Bank may make multiple demands for Charter Oak Contributions under each of Section 5.15(a) and (b). The Borrower's obligations to cause Charter Oak Contributions under each of Sections 5.15 (a) and (b) are independent, and the amount of any Charter Oak Contributions made under either of Sections 5.15(a) or (b) shall not be credited against Charter Oak Contributions owed under the other. Except for the 1997 Charter Oak Letter of Credit, if Charter Oak Contributions are made in the form of Charter Oak Letters of Credit, separate Charter Oak Letters of Credit must be provided to evidence the Charter Oak Contributions made pursuant to each of Sections 5.15(b) and (c). Any Charter Oak Contribution requested based on unaudited financial statements shall be subject to adjustment based on the audited financial statements.[Tenth Amendment]

         (e) Effect of 1997 Charter Oak Letter of Credit on Charter Oak Contributions. If the Bank makes any demand for Charter Oak Contributions at a time when an amount is available to be drawn under the 1997 Charter Oak Letter of Credit, the amount of the Charter Oak Contributions shall be an amount equal to the sum of (i) the amount, if any, of Charter Oak Contributions payable under Section 5.15(a), determined as of the date of demand, plus (ii) the amount, if any, of Charter Oak Contributions payable under Section 5.15(b), determined as of the date of demand, minus (iii) the amount available to be drawn under the 1997 Charter Oak Letter of Credit on the date of demand.[Tenth Amendment]

     Section 5.16 Post-Seventh Amendment Matters. On or before May 1, 1996, the Borrower shall, at its expense, take each of the following actions: (i) the Borrower will cause all tangible Brass Eagle Assets to be located within Arkansas or another state in which the Bank has appropriate financing statements on file, and deliver written notification of the location of the Brass Eagle Assets to the Bank; (ii) the Borrower shall record assignments of the intellectual property included in the Brass Eagle Assets, from Brass Eagle to the Borrower and from the Borrower to the Bank; (iii) the Borrower shall deliver to the Bank landlord waivers satisfactory to the Bank with respect to the Brass Eagle Assets and any other assets of the Borrower located on leased premises and agreements satisfactory to the Bank from each of the Borrower's suppliers that holds tooling or other assets of the Borrower, obligating such suppliers to surrender such assets to the Bank on demand and waiving any Liens in such assets; and (iv) the Borrower shall deliver to the Bank a date down endorsement to the title policy delivered to the Bank pursuant to Section 3.1(a)(xii) of the Credit Agreement (the "Title Policy") extending the effective date of the Title Policy to the date of this Amendment and insuring that the priority and validity of the Mortgage will not be impaired by this Amendment or any prior amendment, by any other document executed in connection therewith or by the transactions contemplated thereby, which endorsement shall be in form and substance satisfactory to the Bank. [Seventh Amendment]

     Section 5.17 Mandatory Asset Dispositions. On or before December 31, 1997, the Borrower shall take each of the following actions: (i) sell the Rogers Property for cash proceeds, net of costs of sales, of $3,500,000 or more (the Borrower expects to receive net proceeds of approximately $4,000,000 from such sale); (ii) sell the assets used in or related to the Borrower's contract manufacturing/steel shot line of business for cash proceeds, net of costs of sale, of $8,000,000 or more; and (iii) transfer the Brass Eagle Assets and other assets used in or related to the Borrower's paintball gun line of business to a Subsidiary of the Borrower and cause such Subsidiary to issue stock of such Subsidiary in an initial public offering (provided, however that the assets transferred to and debts assumed by the Subsidiary and the terms of the initial public offering and the use of the net proceeds thereof must all be satisfactory to the Bank). Upon completion of one or more of the sales or transfers required by Section 5.17, the Bank will consider, in light of the financial and other condition of the Borrower at the time, allowing an amendment to the 1997 Charter Oak Letter of Credit to reduce the amount thereof. [Tenth Amendment]

     Section 5.18 Deliveries with Respect to Tenth Amendment. On or before May 16, 1997, the Borrower shall deliver to the Bank each of the following: (i) a copy of the resolutions of the Board of Directors of the Borrower ratifying and authorizing the execution, delivery and performance of the Tenth Amendment to Credit Agreement and Limited Waiver dated as of May 13, 1997 (the "Tenth Amendment"), certified as true and accurate by the Borrower's Secretary or Assistant Secretary; (ii) certificates of good standing for the Borrower, certified by the Delaware and Arkansas Secretaries of State, respectively; (iii) a certificate from the Secretary of the Borrower (x) certifying that the Restated Certificate of Incorporation and Bylaws of the Borrower have not been repealed, rescinded, amended or otherwise modified since copies of the same were delivered to the Bank on or about December 29, 1993 pursuant to Section 3.1 of this Agreement and (y) identifying the officers who executed the Tenth Amendment on behalf of the Borrower, and certifying as to their incumbencies; and (iv) an opinion of counsel to the Borrower, and in form and substance, satisfactory to the Bank, to the effect that the Tenth Amendment is the valid and binding obligation of the Borrower, enforceable against it in accordance with its terms.[Tenth Amendment]

                                  ARTICLE VI
                                  ----------

                              NEGATIVE COVENANTS

     Until any obligation of the Bank hereunder to make the Brass Eagle Loan, the Capital Expenditure Term Loans, the Term Loan and the Revolving Loans and to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Bank thereon shall have otherwise been discharged, unless the Bank shall otherwise consent in writing:[Fifth Amendment]

     Section 6.1 Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

     Section 6.2 Sale of Assets. The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for:

         (i) sales and leases of inventory in the ordinary course of business;

         (ii) sales of used or obsolete equipment provided that the book value of all equipment sold during any fiscal year under this clause (ii) does not exceed 5% of the book value of all equipment owned by the Borrower as of the start of that fiscal year;

         (iii) sales of assets in connection with the Borrower's conversion of its operations (other than the steel shot division) from a vertically integrated manufacturing operation to an assembly operation in which parts are purchased from outside vendors, provided, however, that (x) no sales may be made pursuant to this clause 6.2(iii) until the Bank has given its written consent to a list of all assets to be sold pursuant to this clause 6.2(iii) (which list must be delivered to the Bank by the Borrower no later than May 31, 1996, and which consent the Bank may grant or withhold in its sole and unlimited discretion), (y) no sales may be made pursuant to this clause 6.2(iii) for prices lower than 90% of the prices specified on the list consented to by the Bank, and (z) all proceeds of sales pursuant to this clause 6.2(iii), net of cash costs of sale, must be used to prepay the Term Loan as provided in Section 2.7(a);

         (iv) sales and transfers required by (but only to the extent permitted by) Section 5.17 provided, however that (x) no sale or transfer shall be made pursuant to clause 5.17(ii) or (iii) until the Bank has given its written consent to a list of all assets to be sold or transferred pursuant to such clause 5.17(ii) or (iii) (which list must be delivered to the Bank sufficiently in advance of the proposed sale or transfer to give the Bank a reasonable opportunity to evaluate such list, and which consent the Bank may grant or withhold in its sole and unlimited discretion, or, in the case of the transfer described in Section 5.17(iii), may condition on documentation acceptable to the Bank whereby the Subsidiary to whom assets are transferred grants the Bank a Lien in all such assets to secure the Obligations, and containing other provisions acceptable to the Bank), and
     (y) the proceeds of sales pursuant to Section 5.17(i) and (ii), and of the initial public offering pursuant to Section 5.17(iii), shall be used to prepay the Loans to the extent required by Section 2.7(a), and any proceeds of the sale pursuant to Section 5.17(ii) that are not paid to the Bank shall be used to pay the expenses of the initial public offering pursuant to Section 5.17(iii), expenses associated with moving the Borrower's operations from the Rogers Property, and (if and only if the Bank, in its sole and unlimited discretion, consents), the costs of redeeming the Borrower's preferred stock; and

         (v) sales of assets sold by the Borrower pursuant to clause 6.2(iii) above, which were subsequently repurchased by the Borrower for an aggregate repurchase price of $650,000.[Tenth Amendment]

     Section 6.3 Plans. The Borrower will not permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower.

     Section 6.4 Change in Nature of Business. The Borrower will not make any material change in the nature of the business of the Borrower, as carried on at the date hereof, except that the Borrower may convert its operations (other than the steel shot division) from a vertically integrated manufacturing operation to an assembly operation in which parts are purchased from outside vendors. [Seventh Amendment]

     Section 6.5 Subsidiaries. The Borrower will not form or acquire any corporation which would thereby become a Subsidiary, except in connection with the transfer described in Section 5.17(iii) and provided that the Bank has consented to such transfer as described in Section 6.2(iv).[Tenth Amendment]

     Section 6.6 Negative Pledges. The Borrower will not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Bank any Lien on any assets or properties of the Borrower.

     Section 6.7  Restricted Payments.

         (a) Except as provided in the remainder of this Section 6.7, the Borrower will not make any Restricted Payments. [Seventh Amendment]

         (b) If: (i) Accumulated Distribution Rights exceed Accumulated Contribution Requirements by $500,000 or more, (ii) there is no Subordinated Debt then included in the outstanding Charter Oak Contributions, and (iii) no Event of Default exists, then the Borrower may make Restricted Payments to Charter Oak in the amount of the lesser of (x) such excess of Accumulated Distribution Rights over Accumulated Contribution Requirements, or (y) the amount of Charter Oak Contributions made pursuant to Section 5.15(a) that have not previously been returned to Charter Oak. [Seventh Amendment]

         (c) If: (i) Accumulated Distribution Rights exceed Accumulated Contribution Requirements by $500,000 or more, (ii) there is no Subordinated Debt then included in the outstanding Charter Oak Contributions, (iii) no Event of Default exists, (iv) all Charter Oak Contributions made pursuant to Section 5.15(a) have been returned to Charter Oak, and (iv) Total Revolving Outstandings are less than the lesser of the Borrowing Base or $12,000,000, then the Borrower may make Restricted Payments to Charter Oak in the amount of the lesser of (x) such excess of Accumulated Distribution Rights over Accumulated Contribution Requirements, or (y) the amount of Charter Oak Contributions made pursuant to Section 5.15(b) that have not previously been returned to Charter Oak. [Seventh Amendment]

         (d) Any Restricted Payment to Charter Oak shall be applied first to repay the amount of Charter Oak Contributions made to the Borrower in cash by Charter Oak that can then be repaid under subsection (b) or (c) above, as appropriate. If there are no unpaid cash Charter Oak Contributions outstanding that can be paid under this Section 6.7, and the Borrower would be entitled to make a Restricted Payment under this Section 6.7, the Bank shall consent to one or more amendments to any Charter Oak Letters of Credit then held by the Bank pursuant to Section 5.15(a) or (b), reducing the amount available to be drawn under such Charter Oak Letters of Credit by an amount equal to the Restricted Payment that the Borrower would be entitled to make on account of Charter Oak Contributions under Section 5.15(a) or (b), as appropriate, if there were unpaid cash Charter Oak Contributions outstanding. [Seventh Amendment]

     Section 6.8 Capital Expenditures. The Borrower will not make Capital Expenditures that cause the aggregate Capital Expenditures during any fiscal year to exceed: (i) during the fiscal year ending December 31, 1995, the sum of the purchase price of the Brass Eagle Assets or $4,500,000, whichever is less, plus $1,800,000; and (ii) during any other fiscal year, $1,800,000.[Fifth Amendment]

     Section 6.9 Subordinated Debt. The Borrower will not (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory) except that if any Subordinated Debt is included in outstanding Charter Oak Contributions and Accumulated Distribution Rights ever exceed Accumulated Contribution Requirements by $500,000 or more, the Borrower may prepay such Subordinated Debt by up to the amount of such excess; (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Bank prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.[Fifth Amendment]

     Section 6.10 Investments. The Borrower will not acquire for value, make, have or hold any Investments, except:

         6.10 (a)  Investments existing on the date of this Agreement.

         6.10 (b) Travel advances to management personnel and employees in the ordinary course of business.

         6.10 (c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

         6.10 (d) Certificates of deposit or bankers' acceptances issued by either: (i) any commercial bank organized under the laws of the United States or any State thereof which has (x) combined capital and surplus of at least $100,000,000, and (y) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank, or (ii) Worthen National Bank of Arkansas, provided that the Bank has not notified the Borrower that Worthen National Bank of Arkansas is no longer acceptable to the Bank (in its sole and unlimited discretion), and that the aggregate principal amount of certificates of deposit at Worthen National Bank of Arkansas at any time shall never exceed $750,000.

         6.10 (e) Commercial paper given the highest rating by a nationally recognized rating service.

         6.10 (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America.

         6.10 (g) Other readily marketable Investments in debt securities which are reasonably acceptable to the Bank.

         6.10 (h) Any other Investment if the aggregate consideration therefor does not exceed $100,000;

provided, however,that any Investments under clauses (c), (d), (e) or (f) above shall mature within one year of the acquisition thereof by the Borrower.

     Section 6.11 Indebtedness. The Borrower will not incur, create, issue, assume or suffer to exist any Indebtedness, except:

         6.11 (a)  The Obligations.

         6.11 (b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business.

         6.11 (c) Indebtedness existing on the date of this Agreement and disclosed on Exhibit 6.11 hereto, but not including any extension or refinancing thereof.

         6.11 (d) Indebtedness other than the Obligations incurred to finance Capital Expenditures.

         6.11 (e) Indebtedness secured by Liens permitted under Section 6.12 hereof.

         6.11  (f)  Any Rate Protection Obligations.[Fourth Amendment]

         6.11 (g) Indebtedness under the Brass Eagle Seller Note.[Seventh Amendment]

     Section 6.12 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower, except:

         6.12 (a) Liens granted to the Bank under the Security Documents to secure the Obligations.

         6.12 (b)  Liens existing on the date of this Agreement and disclosed on
     Exhibit 6.12 hereto.

         6.12 (c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower.

         6.12 (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

         6.12 (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

         6.12 (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

         6.12 (g) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

         6.12 (h) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

         6.12 (i) A security interest in the Brass Eagle Assets only, in favor of Brass Eagle, securing the Brass Eagle Seller Note. [Fifth Amendment]

     Section 6.13 Contingent Liabilities. The Borrower will not be or become liable on any Contingent Obligations.

     Section 6.14 Net Worth. The Borrower will not permit its Net Worth at any time on or after December 31, 1997 to be less than $5,500,000.

     Section 6.15 Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time on or after December 31, 1997 to be more than 6.75:1.[Tenth Amendment]

     Section 6.16 IBD/EBITDA Ratio. The Borrower will not permit the ratio of its Interest Bearing Debt to its EBITDA as of the last day of each fiscal quarter ending on or after December 31, 1997, for the four consecutive fiscal quarters ending on each such date, to be greater than 5.0:1.[Tenth Amendment]

     Section 6.17 Fixed Charge Coverage Ratio (Unadjusted). The Borrower will not permit the Fixed Charge Coverage Ratio (Unadjusted) as of the last day of each fiscal quarter ending on or after December 31, 1997, for the four consecutive fiscal quarters ending on such date, to be less than 0.65:1.[Tenth Amendment]

     Section 6.18  Loan Proceeds.   The Borrower will not, use any part of the
proceeds of any Loan or Advance directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

     Section 6.19 EBITDA. The Borrower will not permit its EBITDA: (i) for the fiscal quarter ended on March 31, 1997 to be less than ($500,000); (ii) for the period of two fiscal quarters ended on June 30, 1997 to be less than $850,000;
(iii) for the period of three fiscal quarters ended on September 30, 1997 to be less than $2,300,000; and (iv) for any period of four fiscal quarters ended on or after December 31, 1997 to be less than $5,000,000.[Tenth Amendment]

     Section 6.20 Brass Eagle Sale Documents and Assets. The Borrower will not modify or amend any of the Brass Eagle Sale Documents without the prior written consent of the Bank (which the Bank may grant or withhold in its sole and unlimited discretion). [Seventh Amendment]

                                  ARTICLE VII
                                  -----------

                        EVENTS OF DEFAULT AND REMEDIES

     Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

         7.1 (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Bank pursuant to this Agreement.

         7.1 (b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or any other Loan Document or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to any Bank pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

         7.1 (c) The Borrower shall fail to comply with Sections 5.2, 5.3, 5.15, 5.16 or 5.17 hereof or any Section of Article VI hereof.[Tenth Amendment]

         7.1 (d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for fifteen (15) calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 5.1, or (iii) the date the Bank gives notice of such failure to the Borrower.

         7.1 (e) Any default (however denominated or defined) shall occur under any Security Document.

         7.1 (f) The Borrower shall cease to be Solvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower shall make an assignment for the benefit of creditors.

         7.1 (g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower.

         7.1 (h) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower, and, if instituted against the Borrower, shall be consented to or acquiesced in by the Borrower or shall remain for 45 days undismissed.

         7.1 (i) A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against the Borrower and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgment by such judgment creditor, within 60 days from the date of entry thereof, and within said period of 60 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

         7.1 (j) The maturity of any material Indebtedness of the Borrower (other than

     Indebtedness under this Agreement) shall be accelerated, or the Borrower shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower shall be deemed "material" if it exceeds $750,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

         7.1 (k) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

         7.1 (l) Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Bank shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Bank if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $100,000 and (ii) any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof by the Borrower from the Bank.

         7.1 (m)  Any Change of Control shall occur.

         7.1 (n)  The Borrower shall either:

             (i) fail to make when due, whether by acceleration or otherwise, any payment of Rate Protection Obligations when required to be made to the Bank pursuant to a Rate Protection Agreement; or

             (ii) the Borrower shall fail to comply with any other provision of a Rate Protection Agreement and such failure shall continue for fifteen calendar days after the earlier of (1) the date the Borrower gives notice of such failure to the Bank, or (2) the date the Bank gives notice of such failure to the Borrower.[Fourth Amendment]

         7.1(o) Charter Oak shall repudiate or purport to revoke the Charter Oak Guaranty, the Charter Oak Maintenance Agreement or any Charter Oak Letter of Credit; the Charter Oak Guaranty or the Charter Oak Maintenance Agreement shall for any reason cease to be in full force and effect or shall be judicially declared null and void;

     Charter Oak shall fail to make any Charter Oak Contribution or other payment when due under the Charter Oak Guaranty or Charter Oak Maintenance Agreement; or Charter Oak shall fail to comply with any other provision of the Charter Oak Guaranty or the Charter Oak Maintenance Agreement. [Seventh Amendment]

         7.1(p) The bank that issued a Charter Oak Letter of Credit shall repudiate or purport to revoke any Charter Oak Letter of Credit; any Charter Oak Letter of Credit shall for any reason cease to be in full force and effect or shall be judicially declared null and void; or the bank that issued any Charter Oak Letter of Credit shall fail to make any payment due under any Charter Oak Letter of Credit. [Seventh Amendment]

     Section 7.2  Remedies.   If any Event of Default described in Sections
7.1(f), (g) or (h) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. If any other Event of Default shall occur and be continuing, then the Bank may (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit, whereupon the Borrower shall pay such amount. Upon the occurrence of any Event of Default, the Bank may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

     Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Bank to set off any Obligations against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Bank. Such right shall exist whether or not the Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Bank. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.

                                 ARTICLE VIII
                                 ------------

                                 MISCELLANEOUS

     Section 8.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     Section 8.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Bank upon demand for all reasonable out-of-pocket expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of Dorsey & Whitney, counsel to the
Bank) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement and the other Loan Documents and any commitment letters relating thereto. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

     Section 8.3 Waivers, etc. No failure on the part of the Bank or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

     Section 8.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II hereof shall be deemed to have been given only when received by the Bank.

     Section 8.5 Taxes. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

     Section 8.6 Successors and Assigns; Disposition of Loans; Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Borrower Loan Document without the prior written consent of the Bank. The Bank may at any time grant participations in, or (but only with the prior written consent of the Borrower, which will not be unreasonably withheld) sell, assign, transfer or otherwise dispose of any portion of the Commitments, the Loans and/or Advances (each such interest so disposed of being herein called a "Transferred Interest") to banks or other financial institutions ("Transferees"). The Borrower agrees that each Transferee shall be entitled to the benefits of Sections 2.23, 2.24, 2.25, 2.26 and 8.2 with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker's Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If the Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a "Bank" hereunder and shall have all the rights and obligations of the Bank hereunder and the Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment. Notwithstanding the sale by the Bank of any participation hereunder, (a) no participant shall be deemed to be or have the rights and obligations of the Bank hereunder except that any participant shall have a right of setoff under Section
7.3 as if it were the Bank and the amount of its participation were owing directly to such participant by the Borrower, (b) the Bank shall not in connection with selling any such participation condition the Bank's rights in connection with consenting to amendments or granting waivers concerning any matter under any Loan Document upon obtaining the consent of such participant other than on matters relating to (i) any reduction in the amount of any principal of, or the amount of or rate of interest on, the Note or Advance in which such participation is sold, (ii) any postponement of the date fixed for any payment of principal of or interest on the Note or Advance in which such participation is sold, or (iii) the release or subordination of any material portion of any collateral other than pursuant to the terms of any Security Document, and (c) the Borrower shall continue to deal solely and directly with the Bank in connection with this Agreement.

     Section 8.7 Confidentiality of Information. The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Bank and the Borrower and shall not be divulged to any Person other than the Bank, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants,
(b) in connection with the enforcement of the rights of the Bank hereunder and under the Notes and the Security Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section (which shall agree to maintain the confidentiality of all such information to the extent required by this Section 8.7), and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section 8.7.

     Section 8.8 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

     Section 8.9 Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     Section 8.10 Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     Section 8.11 Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Bank and shall survive the making of the Loans by the Bank and the execution and delivery to the

Bank by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Bank, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under
Section 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations and the termination of the Commitments.

     Section 8.12 Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Bank and its Affiliates and the directors, officers, employees, attorneys and agents of the Bank and its Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

         (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

         (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Bank by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

     This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

     Section 8.13 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

     Section 8.14 Entire Agreement. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

     Section 8.15 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     Section 8.16 Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.

     Section 8.17 Release of Charter Oak Guaranty and Charter Oak Maintenance Agreement.

         (a) The Bank shall release Charter Oak from its obligations under the Charter Oak Maintenance Agreement at such time as the Bank has received both:

              (i) the Borrower's audited financial statements for the fiscal year ended December 31, 1997, and

              (ii) the Borrower's quarterly (or annual audited) financial statements for any fiscal quarter ending on or after December 31, 1997 demonstrating to the Bank's reasonable satisfaction that: (x) the Borrower is in compliance with all covenants contained in this Agreement; (y) no Default, Event of Default or Accumulated Contribution Requirements exist; and (z) the ratio of the sum of the Borrower's interest-bearing Total Liabilities as of the date of determination, plus the amount outstanding under the Brass Eagle Seller Note as of the date of determination, to EBITDA for the four fiscal quarters ended on that date is less than or equal to 2.5:1.0.

         (b) The Bank shall release Charter Oak from its obligations under the Charter Oak Guaranty at such time as the Bank has received the Borrower's quarterly (or annual audited) financial statements demonstrating to the Bank's reasonable satisfaction that: (x) the Borrower is in compliance with all covenants contained in this Agreement; (y) no Default or Event of Default exists; and (z) the Borrower has paid the first $1,000,000 in principal due under the Brass Eagle Seller
     Note in a timely fashion.


             [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed
                     as   of the date first above written.


                                DAISY MANUFACTURING COMPANY, INC.


                                By
                                Name:   James C. Moody
                                Title:  Vice President, Chief Financial Officer
                                        and Assistant Secretary


                                Address:
                                2111 South Eighth Street
                                Rogers, Arkansas 72756
                                Telecopier No.:  (501) 636-1601

                                FIRST BANK NATIONAL ASSOCIATION


                                By
                                Name:   Mark McDonald
                                Title:  Vice President

                                Address:
                                First Bank Place
                                601 Second Avenue South
                                Minneapolis, MN 55402-4302
                                Attention:  Mark McDonald, MPFP0907
                                Telecopier No. (612) 973-0822



                      SIGNATURE PAGE TO CREDIT AGREEMENT

                                                               EXHIBIT 1.1(a) TO
                                                                CREDIT AGREEMENT



                                  FORMULA FOR
                                BORROWING BASE


     1. Borrowing Base. The "Borrowing Base" as of any date of determination shall be the sum of the following:

          (a)  75% of the face amount of Eligible Accounts, and

          (b) the lesser of (i) $5,500,000 or (ii) (a) for the period from June 1, 1994 through August 31, 1994, 50% of the lower of cost (determined on a first-in, first-out basis) or market value of Eligible Inventory, and (b) at all other times, 40% of the lower of cost (determined on a first-in, first-out basis) or market value of Eligible Inventory [First Amendment] plus

          (c) $2,500,000 during the period beginning on February 1, 1995 and ending on October 31, 1995, and zero at all other times[Fifth Amendment].

     2. Definitions. Capitalized terms use herein which are defined in the Credit Agreement are used herein with the respective meanings attributed thereto in the Credit Agreement. In addition, for the purposes of this Exhibit and for determining the Borrowing Base, the following terms shall have the following respective meanings:

     "Eligible Accounts": the right of the Borrower to receive payment for goods sold, including any such right evidenced by instruments or chattel paper, provided such right to payment:

          (a) has arisen out of the sale by the Borrower of goods within the United States or Canada, or, if sold outside the United States or Canada, either (i) is backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State, or (ii) does not cause the aggregate amount of all Eligible Accounts arising out of sales outside the United States or Canada and not backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State to exceed $1,000,000;

          (b) is the valid, binding and legally enforceable obligation of the obligor, such right to payment has not been subordinated by the Borrower to any other claim against the obligor and such obligor is not (i) the Borrower or a Subsidiary of the Borrower (ii) a Person who is a shareholder, director, officer or employee of the Borrower, (iii) the United States or any department, agency or instrumentality thereof unless (x) the total amount of Eligible Accounts owed by the United States or any department, agency or instrumentality thereof does not exceed $500,000 or (y) the Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Bank with respect to that portion of any amounts owed by the United States or any department, agency or instrumentality thereof that exceeds $500,000, (iv) a debtor under any proceeding under the Bankruptcy Code or comparable provision of state or foreign law or (v) an assignor for the benefit of creditors;

          (c)  is assignable;

          (d) is subject to a perfected first security interest in favor of the Bank and is free and clear of any other Lien;

          (e) is not subject to any claimed offset, counterclaim or other defense with respect thereto;

          (f) is not owed by an obligor who is obligated on accounts owed to the Borrower, the aggregate outstanding unpaid balance of which exceeds any credit limits established for such obligor by the Bank;

          (g) is not unpaid more than the earlier of (i) 180 days from the date of the relevant invoice, or (ii) 60 days from the due date of the relevant invoice;

          (h) is not owed by an obligor who is obligated on accounts owed to the Borrower more than 50% of the aggregate unpaid balance of which remains unpaid for longer than the relevant period specified in clause (g) above;

          (i) is not conditioned upon the approval of the obligor obligated thereon or subject to any repurchase obligations on the part of the Borrower or any return privilege on the part of such obligor; and

          (j) is not, as reasonably determined by the Bank in its discretion, uncollectible, difficult to collect or otherwise disqualified;

     provided, that the Bank shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of Eligible Accounts.

     "Eligible Inventory": all inventory held by the Borrower as raw materials or finished product held for sale in the ordinary course of business (excluding work in process and supplies) and which:

         (a) is subject to a perfected, first priority security interest in favor of the Bank free and clear of all other Liens;

         (b) either (i) is located at one of the locations set forth in the Security Agreement or in any schedule delivered pursuant thereto as a location at which inventory is kept, and is not in transit to any location other than a location set forth in the Security Agreement or in any schedule delivered pursuant thereto as a location at which inventory is kept, or (ii) is in transit from a foreign supplier to the Borrower, has been fully paid for and does not cause the aggregate amount of Eligible Inventory in transit to exceed $750,000;

         (c) is not so identified to a contract to sell that it is evidenced by an account;

         (d) is of good and merchantable quality free from any defects which would affect the market value thereof;

         (e) is not, as reasonably determined by the Bank, nonsaleable in the ordinary course of the Borrower's business;

         (f) is insured against loss or damage in accordance with the provisions of the Security Agreement;

         (g) is not subject to or covered by a negotiable document of title, including, without limitation, negotiable warehouse receipts and negotiable bills of lading;

         (h) is not stored in a public warehouse or held by any Person as bailee, unless the terms of such storage or bailment are satisfactory to the Bank; and

         (i) is not a product that has been discontinued by the manufacturer or by the vendor from which the Borrower purchased such inventory;

provided, that the Bank shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of Eligible Inventory.

                                                               EXHIBIT 1.1(b) TO
                                                                CREDIT AGREEMENT
                                                               [Fifth Amendment]

                          BORROWING BASE CERTIFICATE

       Borrowing Base as of  __________________________________, 199___

To:  First Bank National Association:

     The undersigned hereby certifies to First Bank National Association that as of the date above, the Borrowing Base for Borrower was as follows:

A.   (i)    Eligible Accounts other than Eligible Accounts arising out of sales outside the United States or Canada and not backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State: $________

     (ii) Eligible Accounts arising out of sales outside the United States or Canada and not backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States or of any State:

            $________ (not to exceed $1,000,000)

     (iii) Eligible Accounts arising out of sales to the United States or any department, agency or instrumentality thereof as to which the Borrower has not complied with the Assignment of Claims Act:
            $________ (not to exceed $500,000)

     (iv)   Total of (i), (ii) and (iii):  $________

     (v)    Availability Rate: 75%

B.   Borrowing Base Amount (line A(iv) times line A(v)) $________

C.   (i)    Eligible Inventory other than Inventory in transit from a foreign supplier to the Borrower: $________

     (ii)   Eligible Inventory  in transit from a foreign supplier to the
            Borrower:  $________ (not to exceed $750,000)
     (iii)  Total of (i) and (ii):  $________
     (iv)   Availability Rate: 40%

D. Borrowing Base Amount (the lesser of $5,500,000 or line C(iii) times line C(iv)): _______$

E.   Total Borrowing Base (B + D plus,
     during the period beginning on
     February 1, 1995 and ending on
     October 31, 1995 only, $2,500,000)          $________

F.   Revolving Loans                             $________

G.   Letters of Credit
     $________

H.   Total Loans & L/Cs (F + G)                                  $________

Margin or (Deficiency) (E - H)                   $________

         Capitalized terms are used herein as defined in the Credit Agreement dated as of _____________________ , 199__ between the undersigned and First Bank National Association and the Exhibits thereto, as the same may be from time to time amended, modified, supplemented or extended.

Date of Certificate:__________ , 199__


                                        DAISY MANUFACTURING COMPANY, INC.

                                        By
                                        Name
                                        Title

     EXHIBIT 1.1(c) TO
                                                                CREDIT AGREEMENT

                              CAPITAL EXPENDITURE
                                   TERM NOTE

$2,250,000.00
                                                               December 29, 1993
                                                          Minneapolis, Minnesota

     FOR VALUE RECEIVED, DAISY MANUFACTURING COMPANY, INC., a Delaware corporation, hereby promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Bank") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to), the principal amount of TWO MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($2,250,000.00) or, if less, the aggregate unpaid principal amount of all Capital Expenditure Term Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

     The principal hereof is payable as provided in the Credit Agreement.

     This note is the Capital Expenditure Term Note referred to in the Credit Agreement dated as of December 29, 1993 (the "Credit Agreement") between the undersigned and the Bank. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

     In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                DAISY MANUFACTURING

                                       COMPANY, INC.


                                By
                                Name:   James C. Moody
                                Title:  Vice President, Chief Financial Officer
                                        and Assistant Secretary

                                                               EXHIBIT 1.1(g) TO
                                                                CREDIT AGREEMENT
                                                             [Eighth  Amendment]
                                REVOLVING NOTE

$25,000,000.00
                                                                 August 21, 1996
                                                          Minneapolis, Minnesota

     FOR VALUE RECEIVED, DAISY MANUFACTURING COMPANY, INC., a Delaware corporation, hereby promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Bank") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the dates provided in the Credit Agreement, the principal amount of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) or, if less, the aggregate unpaid principal amount of all Advances made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

     This note is the Revolving Note referred to in the Credit Agreement dated as of December 29, 1993 between the undersigned and the Bank, as amended by First Amendment to Credit Agreement and Limited Waiver dated as of June 30, 1994, by Second Amendment to Credit Agreement and Limited Waiver dated as of October 13, 1994, by Third Amendment to Credit Agreement and Limited Waiver dated as of March 27, 1995, by Fourth Amendment to Credit Agreement and Limited Waiver dated as of August 15, 1995, by Fifth Amendment to Credit Agreement dated as of September 21, 1995 by Sixth Amendment to Credit Agreement dated as of January 15, 1996, by Seventh Amendment to Credit Agreement and Limited Waiver dated as of February 29, 1996 and by Eighth Amendment to Credit Agreement and Limited Waiver dated as of August 21, 1996 (as so amended, and as amended from time to time, the "Credit Agreement"). This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

     In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                DAISY MANUFACTURING

                                      COMPANY, INC.


                                By
                                Name:
                                                                 Title:

                                                               EXHIBIT 1.1(i) TO
                                                                CREDIT AGREEMENT
                                   TERM NOTE

$13,000,000.00
                                                               December 29, 1993
                                                          Minneapolis, Minnesota

     FOR VALUE RECEIVED, DAISY MANUFACTURING COMPANY, INC., a Delaware corporation, hereby promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Bank") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to), the principal amount of THIRTEEN MILLION AND NO/100 DOLLARS ($13,000,000.00), and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

     The principal hereof is payable as provided in the Credit Agreement.

     This note is the Term Note referred to in the Credit Agreement dated as of December 29, 1993 (the "Credit Agreement") between the undersigned and the Bank. This note is secured, it is subject to certain mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

     In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                DAISY MANUFACTURING

                                     COMPANY, INC.


                                By
                                Name:   James C. Moody
                                Title:  Vice President, Chief Financial Officer
                                        and Assistant Secretary

                                                               EXHIBIT 1.1(k) TO
                                                                CREDIT AGREEMENT
                                                             [Twelfth Amendment]

                            OVERLINE REVOLVING NOTE

$2,500,000.00
                                                               September 1, 1997
                                                          Minneapolis, Minnesota

     FOR VALUE RECEIVED, DAISY MANUFACTURING COMPANY, INC., a Delaware corporation, hereby promises to pay to the order of FIRST BANK NATIONAL ASSOCIATION (the "Bank") at its main office in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the dates provided in the Credit Agreement, the principal amount of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) or, if less, the aggregate unpaid principal amount of all Advances made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

     This note is the Overline Revolving Note referred to in the Credit Agreement dated as of December 29, 1993 between the undersigned and the Bank, as amended by First Amendment to Credit Agreement and Limited Waiver dated as of June 30, 1994, by Second Amendment to Credit Agreement and Limited Waiver dated as of October 13, 1994, by Third Amendment to Credit Agreement and Limited Waiver dated as of March 27, 1995, by Fourth Amendment to Credit Agreement and Limited Waiver dated as of August 15, 1995, by Fifth Amendment to Credit Agreement dated as of September 21, 1995 by Sixth Amendment to Credit Agreement dated as of January 15, 1996, by Seventh Amendment to Credit Agreement and Limited Waiver dated as of February 29, 1996, by Eighth Amendment to Credit Agreement and Limited Waiver dated as of August 21, 1996, by Ninth Amendment to Credit Agreement dated as of February 28, 1997, by Tenth Amendment to Credit Agreement and Limited Waiver dated as of May 13, 1997, by Eleventh Amendment to Credit Agreement dated as of July 1, 1997 and by Twelfth Amendment to Credit Agreement dated as of September 1, 1997 (as so amended, and as amended from time to time, the "Credit Agreement"). This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

     In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF,

BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                DAISY MANUFACTURING
                                    COMPANY, INC.


                                By
                                Name:
                                      _________________________________
                                      _________________________________
                                Title:_________________________________

                                                               EXHIBIT 3.1(b) TO
                                                                CREDIT AGREEMENT


                           MATTERS TO BE COVERED BY
                              OPINION OF COUNSEL
                                TO THE BORROWER


     The opinion of counsel to the Borrower which is called for by Section 3.1 of the Credit Agreement (the "Credit Agreement") shall be addressed to the Bank and dated the Closing Date. It shall be satisfactory in form and substance to the Bank and shall cover the matters set forth below, subject to such assumptions, exceptions and qualifications as may be acceptable to the Bank and counsel to the Bank. With respect to opinions on the validity and enforceability of those loan documents which provide that they are to be governed by the laws of the State of Minnesota, counsel may opine that such documents would be valid and binding under the laws of the State of Arkansas. Capitalized terms used herein have the respective meanings given such terms in the Credit Agreement.

     (a) The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted, to enter into the Borrower Loan Documents and to perform all of its obligations under each and all of the foregoing. The Borrower is duly qualified and in good standing as a foreign corporation in Arkansas and all of the jurisdictions in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or expose the Borrower to any material liability.

     (b) The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower.

     (c) The Borrower Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     (d) The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or, to the best knowledge of such counsel, any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower,
(b) violate or contravene any provision of the Certificate of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument known to such counsel to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.

     (e) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

     (f) To the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which (i) challenge the legality, validity or enforceability of the Borrower Loan Documents, or (ii) if determined adversely to the Borrower, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Borrower Loan Documents.

     (g) Each Security Document creates the Lien it purports to create upon the properties and interests specifically described therein. The descriptions of properties and interests in the Security Documents and any related financing statements are adequate for the purpose of such instruments and for perfection of the Liens of the Bank. As to any Security Documents which are Security Agreements, the filing of the Uniform Commercial Code financing statements delivered by the Borrower to the Bank in the filing offices listed thereon will perfect Liens created under such Security Agreements to the extent such Liens are capable of being perfected by filing financing statements under the Uniform Commercial Code.

     EXHIBIT 5.1(d)
                                                               [Tenth Amendment]



                       [FORM OF COMPLIANCE CERTIFICATE]


To:  First Bank National Association

THE UNDERSIGNED HEREBY CERTIFIES THAT:

         (1) I am the duly elected chief financial officer or interim chief financial officer (or the deputy thereof) of Daisy Manufacturing Company, Inc. (the "Borrower"), a Delaware corporation;

         (2) I have reviewed the terms of the Credit Agreement dated as of December 29, 1993, among the Borrower and First Bank National Association (the "Bank"), as amended by First Amendment to Credit Agreement and Limited Waiver dated as of June 30, 1994, by Second Amendment to Credit Agreement and Limited Waiver dated as of October 13, 1994, by Third Amendment to Credit Agreement and Limited Waiver dated as of March 27, 1995, by Fourth Amendment to Credit Agreement and Limited Waiver dated as of August 15, 1995, by Fifth Amendment to Credit Agreement dated as of September 21, 1995, by Sixth Amendment to Credit Agreement dated as of January 15, 1996, by Seventh Amendment to Credit Agreement and Limited Waiver, dated as of February 29, 1996, by Eighth Amendment to Credit Agreement and Limited Waiver, dated as of August 21, 1996, by Ninth Amendment to Credit Agreement dated as of February 28, 1997 and by Tenth Amendment to Credit Agreement and Limited Waiver dated as of May 13, 1997 (as so amended, and as amended from time to time, the "Credit Agreement") and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by Attachment No. 1 hereto;

         (3) The examinations described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by Attachment No. 1 hereto or as of the date of this Certificate, except as described below (or in a separate attachment to this Certificate), the exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Attachment No. 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _________, 19__, pursuant to Section 5.1(d) of the Credit Agreement.


                             DAISY MANUFACTURING COMPANY, INC.


                             By:
                             Name:
                             Title:

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

                     ATTACHMENT TO COMPLIANCE CERTIFICATE
                           AS OF ____________, 199_
                        AND PERTAINS TO THE PERIOD FROM
                   ____________, 19___ TO ____________, 19___


1.   Capital Expenditures (Section 6.8).
     ----------------------------------
                                              Amount Expended
                    Amount Permitted          Fiscal Year to Date
                    ----------------          -------------------

                       $1,800,000                   $_______

2.   Net Worth (Section 6.14).
     ------------------------
     (beginning 12/31/97)

     (a)  Required minimum (from Section 6.14)   $________

     (b)  Actual Net Worth:  $________

3.   Leverage Ratio (Section 6.15).
     -----------------------------
     (beginning 12/31/97)

     (a)  Total Indebtedness:  $________

     (b)  Net Worth:  $________

     (c)  Ratio of (a) to (b):  _____ to 1.0

     (d)  Required ratio (from Section 6.15):  less than or equal to _____ to
          1.0

4.   IBD/EBITDA Ratio (Section 6.16).
     -------------------------------
     (beginning 12/31/97)

     (a)  Sum of Total Indebtedness that bears interest:  $________

     (b)  EBITDA:               $________

     (c)  Ratio of (a) to (b):  _____  to 1:0

     (j)  Required ratio (from Section 6.16):  less than or equal to _____ to
          1.0

5.   Fixed Charge Coverage Ratio (Unadjusted) (Section 6.17).
     --------------------------------------------------------
     (beginning 12/31/97)

     (a)  EBITDA: $________

     (b)  Tax expense: $___________________

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

     (c)  Capital Expenditures not financed:  $___________________

     (d)  Total of line 5(a), minus sum of lines 5(b) and 5(c):  $___________

     (e) Sum of Interest Expense and all required principal payments with respect to Total Indebtedness, plus any prepayments on Brass Eagle Seller Note: $________

     (f)  Ratio of (d) to (e):  _____ to 1.0

     (g)  Required ratio (from Section 6.17):  greater than or equal to ____ to
          1.0

6.   EBITDA (Section 6.19).
     ----------------------

     (a)  Required minimum EBITDA (from Section 6.19):  $________

     (b)  EBITDA:  $____________________

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